EXHIBIT 1

To Shareholders in the United States

The exchange offer or business combination referred to in this document is made for the securities of a foreign company. The offer is subjected to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its offices and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

Securities Code 3332

June 14, 2011

Mikio Fukushima

President

JFE SHOJI HOLDINGS, INC.

1-6-20, Dojima, Kita-ku, Osaka

NOTICE OF THE 7th ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We wish to convey our heartfelt condolences to the victims of the recent Great East Japan Earthquake. We sincerely hope that the afflicted areas achieve revitalization as soon as possible.

The Company would hereby like to inform you that the 7th Ordinary General Meeting of Shareholders (the “Meeting”) will be held as follows, and would be grateful if you could attend the Meeting.

If you cannot attend the Meeting, you may exercise your voting rights by paper ballot. Please review the “Reference Materials for the General Meeting of Shareholders” and send us via return mail the enclosed ballot after indicating either your approval or disapproval of each Resolution by Tuesday, June 28, 2011.

1.	Date and Time:	Wednesday, June 29, 2011 at 10 a.m.

2.	Place:	Osaka Head Office of the Company, 17F, Conference Room 6-20 Dojima 1-chome, Kita-ku, Osaka

3.	Agenda of the Meeting:
Matters to be reported:

1. Business Report, Consolidated Financial Statements for the 7th Fiscal Term (from April 1, 2010 to March 31, 2011) and results of audits by the Accounting Auditor and the Board of Corporate Auditors of the Consolidated Financial Statements

2. Non-Consolidated Financial Statements for the 7th Fiscal Term (from April 1, 2010 to March 31, 2011)

Resolutions to be passed:
	Resolution No. 1:	Dividend of Surplus
	Resolution No. 2:	Approval of Absorption-type Merger Agreement of the Company and JFE SHOJI TRADE CORPORATION
	Resolution No. 3:	Election of Four Directors
	Resolution No. 4:	Granting of Retirement Benefits to Retiring Director

*	Shareholders who will be attending the Meeting in person on the above-mentioned date are requested to submit the appended voting form at the reception desk.
*	In the event of any matter to be changed or modified in any part of Reference Materials for the General Meeting of Shareholders and Appendices attached hereto, please note that any matter so changed or modified as mentioned above will published on our website (http://www.jfe-shoji-hd.co.jp/investor/index.html) in accordance with the provisions of the applicable laws and regulations.

(Appendix)

BUSINESS REPORT

(From April 1, 2010 to March 31, 2011)

1. Overview of business activities of the consolidated group

(1) Developments and results of business activities

In the global economy during the current consolidated fiscal year, the emerging nations of Asia registered solid results on the back of robust personal consumption resulting from an improvement in employment and income conditions. In developed countries such as the United States, the trend towards recovery gathered pace due to recovery in personal consumption as a result of the economic stimulus measures and also increased growth resulting from growing exports, centered on the emerging nations.

In Japan, gradual recovery of the overall economy continued thanks to increasing capital investment against a background of recovery in corporate profits in addition to increased exports following the recovery in overseas economies from the first half of the current year, although a reduction in personal consumption was observed in response to the completion of consumption stimulus packages such as subsidies under the government-backed eco-car project. However, at the present time, the precise ongoing impact of the Great East Japan Earthquake that occurred on March 11 on the Japanese economy is unknown, and therefore prospects of the economy are unclear.

In the steel industry, which accounts for the majority of the Company’s trading activities, demands remained sluggish in the construction and civil engineering sectors in Japan due to a reduction in public investments, but the automotive sector remained buoyant centered on exports despite a reduction in output volumes following the termination of subsidies under the government-backed eco-car project, and the construction and industrial machinery sectors continued to show recovery. Steel demand showed a gentle recovery, with strong exports to customers in the emerging economies in Asia such as China.

In these conditions, the consolidated performances for the current consolidated fiscal year are as follows.

[Business performances by segment]

In the Steel and Steel-Peripheral Business, domestically, we achieved a large improvement in profit during the current consolidated fiscal year as a result of expansion in the range of our products and proactive sales activities to new customers in addition to thorough efforts made in cost reduction, although many of our group companies reported sluggish performances due to the effect of the global financial crisis that occurred in the middle of 2008. We have also pushed forward with the reconstruction of an efficient processing system, and HOKURIKU STEEL CO., LTD, one of the group companies, that produces construction machinery and processes thick steel plates for construction, has decided to merge two production bases in Toyama Prefecture into a single base in response to medium- to long-term demand trends. As for overseas operations, we aggressively expanded sales in emerging markets in Asia and the Middle East, while also focusing on marketing activities in the environmental field, notably wind power generation, and the energy field, including petrochemical plants and oil drilling facilities. To meet demand for steel sheets in the automotive sector, where further growth is anticipated in the future, we established STEEL ALLIANCE SERVICE CENTER Co., LTD. in Thailand as the Company’s fourteenth overseas steel processing center, through a joint venture with Summit Group. In addition, we established a steel processing center in India. Geared to the automotive industry, it was set up as a joint venture with Metal One Corporation, Suzuki Motor Corporation and Maruti Suzuki India Limited. In addition to these initiatives, it was agreed that the three companies of JFE Steel Corporation, JFE SHOJI TRADE SHANGHAI CO., LTD., and Suzhou HeSheng Special Material Co., Ltd, which is a large manufacturer of Pre-Coated Metal plates (“PCM plate”) for home electronics and high-quality construction materials, are going to set up a company located in Jiangsu Province in China for the production and sale of PCM plates. With regard to equipment investment, we bolstered facilities at ZHEJIANG JFE SHOJI STEEL PRODUCTS CO., LTD. and Guangzhou JFE Shoji Steel Products Co., Ltd. in China, as well as CENTRAL METALS (THAILAND) Ltd. in Thailand, the Group’s established steel material processing centers, to deal with medium- to long-term demand.

In the raw materials sector, we began a review of the possible future impact of the Chinese government’s curbs on power usage and toughened export tax regime, and took near-term measures to secure supplies of silicon- and manganese-based ferroalloys, products for which our dependence on China is significant. In addition, we also took active measures to expand sales of chrome molybdenum for high-grade steel. In the scrap iron field, we continued measures to upgrade domestic shipment collection points and develop new suppliers to enable us to respond more swiftly to changing demand from blast- and electric-furnace steelmakers. With regard to the main materials for steelmaking, we took measures to swiftly switch coal procurement to US and Chinese suppliers to secure stable provision to our customers, following the suspension in coal shipments due to numerous flooded coal mines at the time of Australia’s Queensland flood last year-end. In addition, we strove to expand sales of thermal coal to general industries such as electrical companies as well as sales of coking coal to steelmakers.

In addition, for the purpose of securing a further earnings base and building relationships with resource suppliers, we continued to invest aggressively in resources. In the coal sector, we have acquired new interests in Australia, to ensure stable long-term supplies of high-grade coking, PCI and thermal coal.

As a result of the above initiatives, sales in the Steel and Steel-Peripheral Business amounted to ¥1,975.811 billion, while ordinary income was ¥22.771 billion.

In the Food Business, sales totaled ¥25.058 billion and ordinary income ¥702 million. This performance was driven by the efforts to expand sales of the “third-category beer” produced in South Korea for new customers as well as our existing customers, while canned product sales (tuna for Saudi Arabia, mackerel in tomato sauce for Africa) were also solid.

In the Semiconductor Business, performance was robust thanks to a global recovery in demand. Sales of ICs for office equipment were particularly strong, and sales of imaging circuit boards for gaming devices also increased. Overall sales totaled ¥10.268 billion and ordinary income ¥431 million.

On January 1, 2011, Kawasho Semiconductor Corporation, which handles our semiconductor business in the Group, was merged with Kawasho Electronics Corporation, also a Group company, which markets devices and peripheral equipment for the mounting, assembly and inspection of electronic components. The new company, JFE Shoji Electronics Corporation, has begun operations. By combining the roles and know-how of both former companies, the new member of the Group aims to evolve into a technology-based trading house that boasts strong customer trust and a respected profile in the highly volatile electronics industry.

In the Real Estate Business, despite a prompt sell-off of property holdings, the overall sales were ¥428 million, resulting in the ordinary loss of ¥261 million.

[Business Performance on a Non-consolidated Basis]

The Company received management fees of ¥685 million from four operating subsidiaries of the Company and also a dividend of ¥2.450 billion from JFE SHOJI TRADE CORPORATION. As a result of these, operating income of the Company on a non-consolidated basis for the full-year period was ¥2.499 billion, ordinary income was ¥2.592 billion and net income was ¥2.519 billion.

[Business Performance on a Consolidated Basis]

Total net sales on a consolidated basis for the full-year period increased ¥199.639 billion year on year to ¥2,011.526 billion and operating income increased ¥8.223 billion year on year to ¥23.363 billion, while ordinary income increased year ¥9.292 billion to ¥23.783 billion. As a result of the above, together with extraordinary losses of ¥1.677 billion posted for expenses in relation to the impact of the Great East Japan Earthquake, including loss on devaluation of inventories and recovery costs concerning damage to buildings and equipment, net income increased ¥6.139 billion year on year, to ¥13.645 billion.

The Company’s profit distribution policy is based on a careful consideration of such factors as distributing profit to the shareholders, the need to maintain a level of retained earnings that will enable sufficient reinforcement of the business base of the whole Group and the Company’s business performance. In light of the above, the Company proposes to distribute a year-end dividend in the amount of 10 yen per share.

We would ask for the consideration and understanding of our shareholders in this regard.

(2) Capital investment

No significant matters to report.

(3) Financing

No significant matters to report.

(4) Issues to be addressed

In the global economy, despite concern regarding slowing growth as a result of the strengthened measures to prevent inflation in the emerging nations of Asia, business expansion is anticipated to progress since we believe that exports will grow, particularly those to the United States in addition to exports within the Asian region, and that individual consumption will continue to increase. In developed countries a trend of recovery is expected to continue. Having observed that exports to the emerging nations of Asia and other countries are registering solid results on the whole, continued a recovery is anticipated.

In Japan, it is anticipated that the economy will continue on a path to improvement centered on recovery in exports. However, there is growing concern regarding the indirect effects caused by the Great East Japan Earthquake, including reduction in corporate activities resulting from slowing component procurement and also power shortages caused by the accident at the Fukushima nuclear power plant, and stagnating personal consumption due to deteriorating employment or wage environment, as well as concern of the direct damage to the affected regions. Therefore, the outlook of the Japanese economy is uncertain although some restoration-related demand is expected.

In the steel industry, which accounts for the majority of the Company’s trading activities, in the domestic market, the automotive and other manufacturing industries are experiencing an adjustment of production due to the effect of the Great East Japan Earthquake and the outlook remains uncertain. We expect exports to remain firm, principally to the Asian economies, and overall steel demand recovery is expected to remain gradual.

As outlined above, uncertainty of the Company’s business environment is increasing and we will need to monitor conditions carefully going forward, as a number of concerns remain. Concerns include the weakening supply and demand trends for steel materials in China and other Asian countries, an increase in oil prices caused by political instability in the Middle East, rising prices for raw materials such as iron ore or coking coal and interest rate and exchange-rate movements, in addition to the effect of the Great East Japan Earthquake.

JFE Shoji Group has developed a Second Medium-Term Management Plan covering the three years from April 2009 to March 2012. Since the Second Medium Term Management Plan is intended to be satisfied during the coming fiscal year, we are going to continue working towards the achievement of our medium-term targets utilizing the full resources of the Group.

With regard to actual measures, to capture anticipated growth in medium- to long-term overseas demand, in the steel business we plan to further strengthen established overseas marketing bases and steel processing centers. We are also building new steel processing centers to respond to demand from China, India and other emerging countries. In addition, we have been proactively building partnerships with the Company’s customers and other companies involved in the steel business, including through capital participations, particularly in Asia. Further, we are proactively taking on challenges to expand sales to new customers in the Middle East, Africa and Latin American regions, where we currently have a small volume of business. Turning to raw materials, we will make a concentrated effort to develop new suppliers of steel materials, including iron ore and coal, and secure auxiliary material supplies for steelmaking. In particular, we plan to actively pursue high-quality resource investments. In addition, we aim to further increase export and import activities and build trilateral (three-country) trading relationships with the growing emerging economies. In the machinery business, we are going to focus on procuring equipment instruments for the Group companies and companies with which the Group has a business alliance, and to proactively contribute to the development of our overseas customer base and expansion of our markets.

The Group is currently working to improve customer satisfaction. These activities involve examining each sales department with regard to whether we are accurately understanding the needs of Group customers, and taking necessary improvement measures. Through these activities, we aim to thoroughly review some vital points, including whether we are truly functioning to satisfy our customers and responding to our customers’ requests, and so further expand sales by developing sales initiatives, always taking the customers’ perspective.

With regard to training and enhancing our human resources, we take the view that our “human resources” are the most important assets of JFE Shoji Group and that “staff training” is constantly regarded as the highest priority management issue. In addition to encouraging all employees in the Group, especially the staff at a manager level, to raise their awareness of staff training as well as the enhancement of human resources, we will further enhance our OJT education, expand our training programs and implement systematic personnel rotation in order to develop enthusiastic employees who can respond to the changing times, and who have with a global outlook and the ability to flourish both in Japan and overseas.

Furthermore, in preparation for Third Medium-Term Management Plan that is to be implemented from 2012, we have decided to review our current holding structure in order to establish prompt and expeditious group management under a simpler structure. More specifically, following the merger of JFE SHOJI TRADE CORPORATION and KAWASHO REAL ESTATE CORPORATION on October 1, 2011, the Company will be merged with JFE SHOJI TRADE CORPORATION on April 1, 2012 (see “Attached information”).

Finally, we wish to offer our deepest condolences for the victims of the Great East Japan Earthquake and would like to give our warmest regards to all those who are suffering from the effects of the earthquake and their families.

We hope that you will continue to favor us with your support and encouragement as we pursue these endeavors.

[Attached information]

Integration scheme and schedule (plan)

«October 1, 2011» Merger between JFE SHOJI TRADE CORPORATION (Surviving company) and KAWASHO REAL ESTATE CORPORATION

«April 1, 2012» Merger between JFE SHOJI TRADE CORPORATION (Surviving company) and JFE SHOJI HOLDINGS, INC.

“Protection of the rights of the Company’s shareholders upon merger between the Company and JFE SHOJI TRADE CORPORATION”

The merger between the Company and JFE SHOJI TRADE CORPORATION, which is scheduled to be proposed in this general meeting of shareholders, is planned to be carried out with JFE SHOJI TRADE CORPORATION as the surviving company, and the Company as the extinguished company.

The reason for deciding to choose JFE SHOJI TRADE CORPORATION as the surviving company is to minimize possible impact related to business activities, including concerning continued use of the various permissions, etc. that JFE SHOJI TRADE CORPORATION, an operating company, has obtained. The merger ratio in this merger has been analyzed by a third party organization (Nomura Securities Co., Ltd.) to ensure the fairness and appropriateness of the merger ratio. Both the Company and JFE SHOJI TRADE CORPORATION, upon careful and comprehensive consideration of the analysis report, consulted with each other and came to a conclusion that a merger ratio of 1:1 is fair and appropriate.

With regard to protection of the rights of the Company’s shareholders, both Article 7 of the absorption-type merger agreement and the supplementary provisions of the Articles of Incorporation of JFE SHOJI TRADE CORPORATION provide protection clauses, stipulating that 1) the shareholders are granted voting rights for the first ordinary general meeting of shareholders of JFE SHOJI TRADE CORPORATION to be held upon or after completion the merger, and 2) the dividend is determined at the first ordinary general meeting of shareholders of JFE SHOJI to be held upon or after completion of the merger. We would therefore request for your generous understanding and approval of the above.

(5) Changes in results of operations and financial position

		4th term March 31, 2008 from April 1, 2007 to March 31, 2008	5th term March 31, 2009 from April 1, 2008 to March 31, 2009	6th term March 31, 2010 from April 1, 2009 to March 31, 2010	7th term (current) March 31, 2011 from April 1, 2010 to March 31, 2011
Net sales	(¥ million)	2,404,659	2,706,576	1,811,887	2,011,526
Ordinary income	(¥ million)	39,235	39,009	14,491	23,783
Net income	(¥ million)	23,426	19,848	7,506	13,645
Earnings per share		¥ 97.35	¥ 82.54	¥ 31.78	¥ 57.79
Net assets	(¥ million)	117,244	114,684	107,060	117,426
Total assets	(¥ million)	656,379	635,481	526,788	571,364

(6) Principal subsidiaries

1) Principal subsidiaries

(*subsidiary JFE SHOJI TRADE CORPORATION has the voting rights by the ratio.)

Company name	Capital		Percentage of voting rights held by the Company	Principal business
	¥ million		%
JFE SHOJI TRADE CORPORATION		14,539	100.0	Domestic and import/export transactions of steel products, steel materials, non-ferrous metal products, etc.

KAWASHO FOODS CORPORATION		1,000	100.0	Domestic and import/export transactions of food products

JFE Shoji Electronics Corporation		1,000	100.0	Sales of semiconductor products, etc., and marketing, installation, and maintenance of equipment for the mounting, assembly, and inspection of electronic components

KAWASHO REAL ESTATE CORPORATION		100	100.0	Sales of real estate

JFE Shoji Trade Steel Construction Materials Corporation		900	*100.0	Sales of steel material and reinforced products, etc. for construction and civil engineering.

JFE SHOJI PIPE&FITTING TRADE CORPORATION		500	*100.0	Sales of steel pipe products, etc.

JFE SHOJI CONSTRUCTION MATERIALS SALES CORPORATION		390	*100.0	Sales of construction materials products and materials for civil engineering and construction, etc.

JFE SHOJI TRADE AMERICA INC.	US$	thousand 21,300	*100.0	Imports, exports and wholesale trade

Note:	On January 1, 2011, KAWASHO SEMICONDUCTOR CORPORATION was merged with Kawasho Electronics Corporation and started operation as JFE Shoji Electronics Corporation.

2) Other

JFE Steel Corporation is a major shareholder, holding 91,312 thousand shares of common stock of the Company (38.7% of voting rights), as well as a major vendor and purchaser of the Group.

(7) Principal business

The consolidated Group’s primary businesses consists of the Steel and Steel-Peripheral Business, Food Business, Semiconductor Business, and Real Estate Business.

(8) Principal offices of the consolidated group

Company Name	Location
JFE SHOJI HOLDINGS, INC.	Tokyo Head Office: 2-7-1, Otemachi, Chiyoda-ku, Tokyo
Osaka Head Office (Main Branch): 1-6-20, Dojima, Kita-ku, Osaka

Subsidiaries
JFE SHOJI TRADE CORPORATION	Tokyo Head Office: Chiyoda-ku, Tokyo
Osaka Head Office: Kita-ku, Osaka
Domestic offices: 17 offices
Overseas offices: 26 offices in 14 countries

KAWASHOO FOODS CORPORATION	Chiyoda-ku, Tokyo
JFE Shoji Electronics Corporation	Chiyoda-ku, Tokyo
KAWASHO REAL ESTATE CORPORATION	Chiyoda-ku, Tokyo
JFE Shoji Trade Steel Construction Materials Corporation	Koto-ku, Tokyo
JFE SHOJI PIPE&FITTING TRADE CORPORATION	Chuo-ku, Tokyo
JFE SHOJI CONSTRUCTION MATERIALS SALES CORPORATION	Kita-ku, Osaka
JFE SHOJI TRADE AMERICA INC.	U.S.A. (New York, Los Angels, Houston)

(9) Employees of the consolidated group (as of March 31, 2011)

Number of employees	Increase (Decrease) from March 31, 2010
5,915	193

(10) Major borrowings of the consolidated group (as of March 31, 2011)

Lenders	Outstanding Balance
¥ million
Mizuho Corporate Bank, Ltd.	26,592
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	17,227
Sumitomo Mitsui Banking Corporation	14,784

2. Shares and Shareholders of the Company

(1) Total number of shares issued

Ordinary shares	236,515,012	(excluding treasury stock of 262,692 shares)

(2) Number of shareholders

Ordinary shares	7,642

(3) Major shareholders (top 10)

Name of shareholder	Number of shares held	Ratio of shareholding
	Thousands	%
JFE Steel Corporation	91,312	38.6
Kawasaki Heavy Industries, Ltd.	6,461	2.7
Trust & Custody Services Bank, Ltd. as a trustee for Mizuho Trust Retirement Benefits Trust Account for Kawasaki Heavy Industries	5,500	2.3
Japan Trustee Services Bank Ltd. (trust account)	5,423	2.3
JUNIPER	5,343	2.3
The Master Trust Bank of Japan, Ltd. (trust account)	5,276	2.2
Kawasaki Kisen Kaisha, Ltd.	4,445	1.9
Century Tokyo Leasing Corporation	4,410	1.9
Business Partners Shareholders’ Association of JFE Shoji Group	3,606	1.5
Mizuho Corporate Bank, Ltd.	3,500	1.5

Note:	The ratio of shareholding is calculated based on the number of shares that is the total number of shares issued minus the number of treasury stock.

3. Stock acquisition rights

No significant matters to report.

4. Directors and Corporate Auditors

(1) Directors and Corporate Auditors (as of March 31, 2011)

Name	Position and responsibility	Significant concurrent position
Mikio Fukushima	President (Representative Director)	President and CEO of JFE SHOJI TRADE CORPORATION

Yuji Imataka	Vice President (Representative Director)	Executive Vice President of JFE SHOJI TRADE CORPORATION

Kohei Yoshioka	Senior Managing Director (Head of General Affairs Dept., Human Resources Dept., Finance & Corporate Accounting Dept., Legal Dept. and Corporate Planning Dept.)	Director and Senior Managing Executive Officer of JFE SHOJI TRADE CORPORATION

Kazuyuki Suzuki	Director (In charge of General Affairs Dept., Human Resources Dept., Finance & Corporate Accounting Dept., Legal Dept. and Corporate Planning Dept.)

Hisao Osato	Director	Director and Senior Managing Executive Officer of JFE SHOJI TRADE CORPORATION

Katsuhiro Takaya	Director	Director and Senior Managing Executive Officer of JFE SHOJI TRADE CORPORATION

Hidehiko Ogawa	Director	Director and Managing Executive Officer of JFE SHOJI TRADE CORPORATION

Masakazu Kurushima	Corporate Auditor (Standing)	Corporate Auditor of JFE SHOJI TRADE CORPORATION

Makoto Hara	Corporate Auditor (Standing)	Corporate Auditor of JFE SHOJI TRADE CORPORATION

Eiji Iwai	Corporate Auditor	Corporate Auditor of MATSUBO Corporation

Keiichi Teramura	Corporate Auditor	Corporate Auditor of JFE SHOJI TRADE CORPORATION (Standing)

Notes:	1.	Messrs. Masakazu Kurushima, Makoto Hara, Eiji Iwai are Outside Corporate Auditors.
	2.	Outside Corporate Auditor Eiji Iwai is a corporate auditor with plentiful knowledge and experience in financial institutions and deep insight and knowledge with regard to finance and accounting.
	3.	Outside Corporate Auditor Masakazu Kurushima is, in addition to the above, concurrently serving as Corporate Auditor of KAWASHO FOODS CORPORATION, JFE Shoji Electronics Corporation and KAWASHO REAL ESTATE CORPORATION.
	4.	Outside Corporate Auditor Makoto Hara is, in addition to the above, concurrently serving as Corporate Auditor of JFE SHOJI PIPE&FITTING TRADE CORPORATION.
	5.	At the 6th Ordinary General Meeting of Shareholders held on June 29, 2010, Messrs. Katsuhiro Takaya and Hidehiko Ogawa were newly elected as Directors and Corporate Auditors. Messrs. Masakazu Kurushima and Keiichi Teramura were elected as Corporate Auditors. All have assumed office.
	6.	At the close of the 6th Ordinary General Meeting of Shareholders held on June 29, 2010, Director Masahiko Nakamura resigned from office, and Corporate Auditors Yoshiharu Inoue, Akio Takahashi and Kouichi Washizu resigned from office.

(2) Total amount of remuneration for Directors and Corporate Auditors

	Number of Directors and Corporate Auditors	Amount of remuneration
Directors	4	¥44 million

Corporate Auditors	4	¥53 million
(of which Outside Corporate Auditors)	(4)	(¥53 million)

Notes:

1.      The above amount of remuneration includes the remuneration for a Director and three Corporate Auditors who retired at the close of the 6th Ordinary General Meeting of Shareholders, held on June 29, 2010.

2.      The above amount of remuneration includes ¥9 million of provision for accrued retirement benefits for directors and corporate auditors for the current fiscal year (¥5 million for four Directors, and ¥3 million for four Corporate Auditors (of which, ¥3 million for four Outside Corporate Auditors)).

3.      In addition to the above, ¥4 million of accrued retirement benefits has been paid to a Corporate Auditor (Outside Corporate Auditor) who retired during the current fiscal year, which amount has been fully provided for through the past and present fiscal years.

(3) Outside Directors and Outside Corporate Auditors

1) Significant concurrent position and relation to the Company (As of March 31, 2011)

Name	Significant concurrent position	Relation to the Company
Masakazu Kurushima

Corporate Auditor of JFE SHOJI TRADE CORPORATION

Corporate Auditor of KAWASHO FOODS CORPORATION

Corporate Auditor of JFE Shoji Electronics Corporation

Corporate Auditor of KAWASHO REAL ESTATE CORPORATION

Wholly owned subsidiary of the Company

Makoto Hara	Corporate Auditor of JFE SHOJI TRADE CORPORATION Corporate Auditor of JFE SHOJI PIPE&FITTING TRADE CORPORATION	Wholly owned subsidiary of JFE SHOJI TRADE CORPORATION

Eiji Iwai	Corporate Auditor of MATSUBO Corporation	Trade partner of JFE SHOJI TRADE CORPORATION

2) Major Activities during the current fiscal year

Outside Corporate Auditor Masakazu Kurushima

He attended all of the 13 meetings of the Board of Directors that were held after his assuming his office out of the 17 meetings held during the current fiscal year, as well as all of the 10 meetings of the Board of Corporate Auditors that were held after his assuming his office out of the 14 meetings, and made remarks as appropriate for the discussion of proposals.

Outside Corporate Auditor Makoto Hara

He attended all of the 17 meetings of the Board of Directors, and 13 meetings of the Board of Corporate Auditors out of 14 meetings, both held during the current fiscal year, and made remarks as appropriate for the discussion of proposals.

Outside Corporate Auditor Eiji Iwai

He attended 16 meetings of the Board of Directors out of 17 meetings, and all 14 meetings of the Board of Corporate Auditors, both held during the current fiscal year, and made remarks as appropriate for the discussion of proposals.

3) Amount of remuneration received from the subsidiaries during the current fiscal year in the capacity of Directors or Corporate Auditors

No significant matters to report.

5. Accounting Auditors

(1) Name of the Accounting Auditors

Ernst & Young ShinNihon LLC

(2) The Amount of compensation to the Accounting Auditors for the current fiscal year

1) Compensation for the auditing work stipulated in Paragraph 1, Article 2 of the Certified Public Accountants Act

17 million yen

2) Total amount of money and other property benefit to be paid by the Company and its subsidiaries

131 million yen

Of the Company’s principal subsidiaries above, none is subject to statutory audit (under the Companies Act and the Financial Instruments and Exchange Act) by any audit firm other than Ernst & Young ShinNihon LLC.

In the audit contract between the Company and the Accounting Auditors, there are no distinct separate provisions between the fees for audit by an accounting auditor under the Companies Act and the fees for audit under the Financial Instruments and Exchange Act, and it is impracticable to distinguish between these two types of fees, therefore, the amount set out above is the total of both type of fees.

(3) Company policy regarding dismissal or decision not to reappoint the Accounting Auditors

The Board of Directors of the Company, upon examination when requested by the Board of Corporate Auditors, or subject to the prior consent of the Board of Corporate Auditors when the situation arises where the Accounting Auditors are no longer able to execute their duties in a proper manner, or otherwise the Board of Directors decides that it is necessary, will propose a dismissal or disapproval of the reappointment of the Accounting Auditors to the General Meeting of Shareholders.

The Board of Corporate Auditors has also resolved that when it is recognized that the Accounting Auditor has fallen under either item of Paragraph 1, Article 340 of the Companies Act, the Board of Corporate Auditors will, upon examination and unanimous consent of the Corporate Auditors dismiss the Accounting Auditor, or when the situation is equivalent to the above or otherwise the Board of Corporate Auditors decides that it is necessary, the Board of Corporate Auditors will make a request to the Board of Directors that a dismissal or disapproval of the reappointment of the Accounting Auditors be proposed to the General Meeting of Shareholders.

6. Systems and policies of the Company

Systems to ensure the compliance with the laws and the Company’s Articles of Incorporation in the performance of duties by Directors and system to ensure proper operations

As the basic policy on the development of the internal control system, the Company’s Board of Directors has resolved as follows:

The Company, in order to achieve management’s vision of “making JFE Shoji Holdings into one of the leading steel trading entities in the world,” and to establish a sustainable corporate structure, based on the following basic policy, will develop a system that ensures appropriate corporate operations, and the Company will continuously review and endeavor to revise the basic policy and the internal control system developed in accordance with such policy.

(1)	Systems as prescribed by Item 6, Paragraph 4 of Article 362 of the Companies Act and by each item of Paragraph 1, Article 100 of the Ordinance for Enforcement of the Companies Act

1)	Systems to ensure compliance with laws and regulations and the Articles of Incorporation in the operations executed by Directors and employees

a)	The Company shall make clear the operational authority of Directors and employees by prescribing organizational restraints and operational rules and procedures to be observed in the execution of duties.

b)	Group Compliance Committee shall deliberate and decide on the code of conduct, policies and important measures to ensure compliance with ethical laws and regulations and managing the implementation of compliance with ethical laws and regulations by the Group. Also, the Group CSR Promotion Meeting, when necessary, shall convene to deliberate and make rules or risk management policy for the compliance with ethical laws and regulations.

c)	The Company shall make and properly implement a system (compliance violations reporting system) to facilitate direct reporting from the field to top management of important information regarding the compliance with ethical laws and regulations.

2)	System to ensure efficient operational execution by Directors

The Company endeavors to ensure that the Board of Directors and the Management Meeting have effective and fruitful discussion, and if necessary, may form other committees as appropriate for comprehensive discussion and decision-making.

3)	System for safekeeping and management of information in the execution of operations by Directors

a)	As to the information on the matters decided by or reported to the Board of Directors, minutes of meeting of the Board of Directors shall be taken in accordance with the applicable laws and regulations and properly retained and managed.

b)	Information in relation to the Management Meeting or other committee to discuss important management issues shall be properly recorded, retained and managed.

c)	Important documents in relation to the execution of duties including decision documents on important matters shall be properly made, retained and managed.

4)	System regarding internal rules and other matters concerning loss risk management

a)	As for risk management for business activities, adherence to ethical laws and regulations, financial reporting and disclosure of information, etc., Directors in charge shall endeavor to recognize a risk, and if necessary, call for an appropriate committee to identify and evaluate the risk and discuss and decide on the measures to contend with it.

b)	Important management issues shall be deliberated and decided upon in accordance with the internal decision-making procedures including the Board of Directors regulations.

5)	Systems to ensure appropriate operations of the consolidated group

a)	Each company in JFE Shoji Group shall, as required, with consideration of its size, nature of its business, planning of its organizational structure, and other specific characters or features of themselves, improve systems for the matters prescribed in this basic policy.

b)	Systems for risk management

•	The Company shall deliberate and decide upon important Group management issues in accordance with the internal decision-making procedures, including the Board of Directors regulations.

•

An operating subsidiary shall deliberate and decide upon its important management issues and those of its subsidiary companies in accordance with the internal decision-making procedures including its Board of Directors regulations.

c)	Systems for adherence to ethical laws and regulations

•

The Company, at the Group Compliance Committee, shall deliberate and decide on the code of conduct, policies and important measures for the Group to ensure the compliance with ethical laws and regulations, managing the implementation of compliance with ethical laws and regulations by the Group.

•

An operating subsidiary, at the Compliance Committee, shall familiarize employees with the code of conduct, basic policy and important measures determined by the Group Compliance Committee, and report on the implementation status of the compliance with ethical laws and regulations to the Group Compliance Committee.

•

Affiliated companies under operating subsidiaries shall, with consideration of its size, nature of its business, planning of its organizational structure, and other specific characters or features of themselves, improve necessary systems for adherence to ethical laws and regulations.

d)	System for financial reporting and disclosure of information

Each company in JFE Shoji Group shall establish necessary systems for securing the reliability of financial reports, and necessary systems for proper information disclosure at proper time.

(2)	Systems as prescribed by each Item of Paragraph 3, Article 100 of the Ordinance for Enforcement of the Companies Act

1)	Employees to assist Corporate Auditors in performing their duties.

The Company shall assign employees to work in the office of Corporate Auditors to assist Corporate Auditors in performing their duties.

2)	Independence of employees from Directors to assist Corporate Auditors in performing their duties.

The Company shall consult with Corporate Auditors regarding personnel changes of such employees.

3)	System for reporting to Corporate Auditors

a)	Corporate Auditors shall attend the meeting of the Board of Directors, Management Meeting and other meetings, and be reported on such meetings.

b)	Directors and employees shall, when necessary or when requested from the Board of Corporate Auditors or Corporate Auditors, report to the Board of Corporate Auditors or Corporate Auditors on the status of the performance of their duties.

4)	Other systems for ensuring an effective audit by Corporate Auditors

a)	Directors and employees shall cooperate to establish an environment for ensuring smooth auditing activities by Corporate Auditors such as the inspection of important documents necessary for the Corporate Auditors’ audit, field investigation, exchange of opinion with Directors, etc., subsidiary investigation, and cooperation with corporate auditors of subsidiaries, etc.

b)	Corporate Auditors shall periodically receive reports on the results of audit by the Accounting Auditors and internal audit organization and work to closely cooperate with each of such auditors.

Notes:	Numerical figures in this business report is presented as follows:
1. Monetary amount is rounded down to the nearest unit amount.
2. Where shares make up share units of 1000 shares, the number of shares less than 1000 are discarded.
3. Ratio is rounded to one decimal place.

Consolidated Balance Sheet

(As of March 31, 2011)

(¥ million)

Account item	Amount
Assets
Current assets:	462,737
Cash and deposits	31,551
Trade notes and accounts receivable	322,108
Merchandise and finished products	59,522
Work in process	552
Raw materials and supplies	17,428
Other current assets	33,421
Allowance for doubtful receivables	(1,847)
Non-current assets:	108,627
Tangible fixed assets	38,061
Buildings and structures	10,611
Machinery, equipment and vehicles	7,525
Land	17,141
Other	2,783
Intangible assets	5,503
Investments and other assets	65,062
Investments in securities	48,347
Other	18,931
Allowance for doubtful receivables	(2,217)

Total assets	571,364

Liabilities
Current liabilities:	429,676
Trade notes and accounts payable	304,539
Short-term borrowing	78,105
Accrued income taxes	6,020
Other provision	1,067
Commercial paper	14,991
Other current liabilities	24,951
Non-current liabilities:	24,262
Long-term debt	14,000
Accrued retirement benefits for employees	4,802
Accrued retirement benefits for directors and corporate auditors	647
Other provision	2
Other	4,809

Total liabilities	453,938

Net assets
Shareholders’ equity:	120,814
Capital	20,000
Capital surplus	17,428
Retained earnings	83,742
Treasury stock	(356)
Total valuation and translation adjustments	(8,523)
Net unrealized holding gain on securities	3,829
Net deferred gain (loss) on hedges	0
Land revaluation reserve	(322)
Translation adjustments	(12,031)
Minority interests	5,136

Total net assets	117,426

Total liabilities and net assets	571,364

Consolidated Statement of Income

(From April 1, 2010 to March 31, 2011)

(¥ million)

Account item	Amount
Net sales		2,011,526
Cost of sales		1,938,329

Gross Profit		73,196
Selling, general and administrative expenses		49,833

Operating income		23,363
Non-operating income:
Interest income	408
Dividend received	598
Equity in earnings of unconsolidated subsidiaries and affiliates	996
Other	2,121	4,125

Non-operating expenses:
Interest expense	1,753
Other	1,951	3,705

Ordinary income		23,783
Extraordinary losses:
Loss on disaster	1,623
Impact due to application of the accounting standard for asset retirement obligations	54	1,677

Income before income taxes		22,105
Income taxes:
Current	8,772
Deferred	(619)	8,152

Net income before adjustment for minority interests		13,952
Minority interests		307

Net income		13,645

Consolidated Statement of Changes in Net Assets

(From April 1, 2010 to March 31, 2011)

(¥ million)

	Shareholders’ equity
	Capital	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at March 31, 2010	20,000	17,428	71,364	(347)	108,446
Changes during the fiscal year
Dividend of surplus			(1,180)		(1,180)
Net income			13,645		13,645
Purchase of treasury stocks				(9)	(9)
Transfer from land revaluation reserve			(86)		(86)
Changes (net) in items other than shareholders’ equity
Total changes during the fiscal year	—	—	12,377	(9)	12,367

Balance at March 31, 2011	20,000	17,428	83,742	(356)	120,814

	Total valuation and translation adjustments					Minority interests	Total net assets
	Net unrealized holding gain on securities	Net deferred gain (loss) on hedges	Land revaluation reserve	Translation adjustments	Total valuation and translation adjustments
Balance at March 31, 2010	3,903	28	(408)	(9,803)	(6,279)	4,894	107,060
Changes during the fiscal year
Dividend of surplus							(1,180)
Net income							13,645
Purchase of treasury stocks							(9)
Transfer from land revaluation reserve							(86)
Changes (net) in items other than shareholders’ equity	(73)	(28)	86	(2,227)	(2,243)	241	(2,001)
Total changes during the fiscal year	(73)	(28)	86	(2,227)	(2,243)	241	10,366

Balance at March 31, 2011	3,829	0	(322)	(12,031)	(8,523)	5,136	117,426

Notes to Consolidated Financial Statements

[Basis of Preparation of Consolidated Financial Statements]

1. Scope of consolidation

(1)	Number of consolidated subsidiaries

99

Names of principal consolidated subsidiaries

JFE SHOJI TRADE CORPORATION, KAWASHO FOODS CORPORATION, JFE Shoji Electronics Corporation, KAWASHO REAL ESTATE CORPORATION, JFE SHOJI CONSTRUCTION MATERIALS SALES CORPORATION, JFE SHOJI PIPE&FITTING TRADE CORPORATION, JFE Shoji Trade Steel Construction Materials Corporation, and JFE SHOJI TRADE AMERICA INC.

Due to the new establishment or acquisition of shares, four companies have been included in the consolidation from the current consolidated fiscal year.

In addition, due to liquidation or other reasons, three companies have been excluded from consolidation from the current consolidated fiscal year.

(2)	Name of principal unconsolidated subsidiaries

JFE SHOJI PLASTICS (H.K)

Reason for exclusion from consolidation

The unconsolidated subsidiary operated small-scale businesses, thus its combined total assets, net sales, net income or retained earnings (the amounts equivalent to the Group’s interest in these companies) had no material impact on the consolidated financial statements.

(3)	Name of the other company, not regarded as a subsidiary, for which the Group held majority of voting rights, based on its own calculation.

KITA-KANTO STEEL CORPORATION

Reason that it was not included in subsidiaries.

The Group held 51.0% voting rights in KITA-KANTO STEEL CORPORATION, but the latter was identified as being jointly controlled by the Group’s joint venture partner.

2. Matters concerning the application of equity method

(1)	Number of equity-method affiliates

Names of main affiliated companies

OSAKAKOWAZ, GECOSS CORPORATION, HANWA KOZAI Co., Ltd., COLOMBO POWER, and KAWARIN ENTERPRISE

Due to acquisition of shares, two companies have been added to the scope of equity-method affiliates from the current consolidated fiscal year.

(2)	Name of major unconsolidated subsidiary to which equity method is not applied

JFE SHOJI PLASTICS (H.K)

Reason for exclusion from the scope of equity method

Impact of net income and retained earnings (the amounts equivalent to the Group’s interest in these companies) for the current fiscal year of the unconsolidated subsidiary, to which the Group has not applied the equity method, is negligible on the consolidated financial statements. Also, the subsidiary, as a whole, is insignificant.

3. Summary of significant accounting policies

(1)	Evaluation standards and methods for important assets

1)	Securities

(a)	Held-to-maturity debt securities

Stated at cost

(b)	Other securities

Marketable Securities

Stated at fair value based on the market price, etc. at the date of the financial statements

(Unrealized gains or losses are included in net assets and cost of securities sold is determined principally by the moving average method).

Non-marketable securities

Determined principally by the moving average method.

2)	Derivatives

Stated at fair value

3)	Inventories

Stated principally at cost by the moving average method (balance sheet amount is calculated by writing down the book value of assets which decreased in profitability).

(2)	Depreciation and amortization method for significant fixed assets

1)	Tangible fixed assets

Depreciation is computed by the declining-balance method, except for the cases, in which consolidated subsidiaries are applying the straight-line method. The straight-line method is applied to buildings (excluding building facilities) acquired on April 1, 1998 or thereafter.

2)	Intangible fixed assets

Amortization is computed principally by the straight-line method.

(3)	Accounting standards for significant allowances

1)	Allowance for doubtful receivables

To provide for potential losses on bad debts, the domestic consolidated subsidiaries of the Group provide an allowance for the expected amount of irrecoverable receivables and claims. Allowances for ordinary bad debts are computed based on the historical rate of default. For specific debts where recovery is doubtful, the Group records the estimated uncollectible amounts in consideration of the likelihood of recovery on an individual basis.

Overseas consolidated subsidiaries provide an allowance for doubtful receivables at the individually estimated aggregate amount of probable bad debts.

2)	Accrued retirement benefits for employees

Accrued retirement benefits for employees is provided for at the necessary amounts on an accrual basis, based on the estimated retirement benefit obligations and pension fund assets at the end of the consolidated fiscal year. Transition obligations are amortized principally over a period of 15 years by the straight-line method.

Past service liabilities are charged to expenses using the straight-line method over the average remaining service years of the employees at the time of occurrence.

Actuarial gain or loss is charged to expenses from the consolidated fiscal year following the consolidated fiscal year in which the difference is recognized, primarily by the straight-line method over the average remaining years of service of the employees.

3)	Accrued retirement benefits for Directors and Corporate Auditors

Accrued retirement benefits for Directors and Corporate Auditors are provided mainly at an amount estimated to be paid as on the balance sheet dates based on the Group’s internal regulation.

4)	Reserve for loss on disaster

To provide for possible losses or expenses resulting from the Great East Japan Earthquake, the Group posted an estimated amount of loss from disaster at the end of the current consolidated fiscal year.

(4)	Method and period for amortization of goodwill

Goodwill is basically amortized over 5 years by a straight-line method.

(5)	Other significant matters for preparation of consolidated financial statements

1)	Important hedge accounting method

(a)	Hedge accounting

The Group adopts the deferred hedge accounting.

However, the exceptional accounting method is applied to the interest-rate swaps which conform to the special regulated terms.

(b)	Hedging instruments and underlying hedged items

(i)	Hedging instruments:	Forward exchange contracts
	Underlying hedged items:	Foreign currency denominated forecast transactions
(ii)	Hedging instruments:	Interest rate swap agreements
	Underlying hedged items:	Loans

(c)	Hedging Policy

The Group uses forward exchange contracts to hedge against foreign currency exchange risks derived from foreign currency transactions and enters into interest rate swap agreements with a view to hedging against the risk of fluctuations in interest rates as well as adjusting the proportions of fixed-rate and floating-rate borrowings. The Group does not conduct derivative transactions for speculative trading purposes.

(d)	Method for evaluating hedging effectiveness

Hedging effectiveness is basically measured by comparing the accumulated amounts of cash flow of the underlying hedged item with that of the hedging instrument.

2)	Accounting method for consumption tax

Consumption taxes are excluded from the amounts reflected in the consolidated financial statements.

[Changes in Preparation of Consolidated Financial Statements]

(Application of the “Accounting Standard for Equity Method of Accounting for Investments” and “Practical Solution on Unification of Accounting Policies Applied to Associates Accounted for Using the Equity Method”)

From the current consolidated fiscal year, the “Accounting Standard for Equity Method of Accounting for Investments” (ASBJ Statement No. 16, March 10, 2008) and “Practical Solution on Unification of Accounting Policies Applied to Associates Accounted for Using the Equity Method” (ASBJ PITF No.24, March 10, 2008) have been applied.

This has no impact on profits and losses.

(Application of the “Accounting Standard for Asset Retirement Obligations”)

From the current consolidated fiscal year, the “Accounting Standard for Asset Retirement Obligations” (ASBJ Statement No. 18, March 31, 2008) and “Guidance on Accounting Standard for Asset Retirement Obligations” (ASBJ Guidance No. 21, March 31, 2008) have been applied. This resulted in a decrease of ¥34 million in operating income and ordinary income, respectively, and a decrease of ¥88 million in income before income taxes and minority interests.

(Application of the “Accounting Standard for Business Combinations”)

From the current consolidated fiscal year, the “Accounting Standard for Business Combinations” (ASBJ Statement No. 21, December 26, 2008), “Accounting Standard for Consolidated Financial Statements” (ASBJ Statement No. 22, December 26, 2008), “Partial Amendments to Accounting Standard for Research and Development Costs” (ASBJ Statement No. 23, December 26, 2008), “Accounting Standard for Business Divestitures” (ASBJ Statement No. 7, December 26, 2008), “Accounting Standard for Equity Method of Accounting for Investments” (ASBJ Statement No. 16, December 26, 2008), and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No.10, December 26, 2008) have been applied.

[Changes in Presentation]

1. In compliance with the revised Ordinance for Corporate Accounting, from the current consolidated fiscal year, the presentation method has been changed to replace “valuation and translation adjustments” and “total valuation and translation adjustments” on the consolidated balance sheet and the consolidated statement of changes in net assets with “accumulated other comprehensive income” and “total accumulated other comprehensive income,” respectively.

2. In compliance with the revised Ordinance for Corporate Accounting, from the current consolidated fiscal year, the presentation method has been changed to disclose a new account item, “income before minority interests” on the consolidated statement of income.

[Notes to Consolidated Balance Sheet]

1.	Pledged assets and secured debts

	(1)	Assets pledged as collateral
	Investment in securities	¥1,953 million
	Land	¥1,157 million
	Buildings and structures	¥373 million
	Other	¥28 million
	(2)	Secured debts
	Accounts payable	¥93 million
	Short-term borrowings	¥40 million
2.	Accumulated depreciation of tangible fixed assets	¥39,660 million
3.	Guarantee liability
The Company guarantees the borrowings of the following company.
	KAWARIN ENTERPRISE	¥681 million
	Employees	¥333 million
	Other	¥76 million

	Total	¥1,092 million
4.	Notes discounted	¥3,934 million

	Endorsed notes receivable	¥81 million

[Notes to Consolidated Statement of Changes in Net Assets]

1.	Number of issued shares outstanding at the end of the consolidated fiscal year

	Common stock	236,777,704 shares

2.	Matters regarding dividends of surplus

	(1)	Dividends paid

Resolution	Share type	Total dividends	Per share dividends	Record date	Effective date
Ordinary General Meeting of Shareholders held on June 29, 2010	Common stock	¥1,182 million	¥5.00	March 31, 2010	June 30, 2010

(2)	Dividends with record date within the current consolidated fiscal year but with effective date in the next consolidated fiscal year

Scheduled resolution date	Share type	Dividend sources	Total dividends	Dividend per share	Record date	Effective date
Ordinary General Meeting of Shareholders scheduled on June 29, 2011	Common stock	Retained earnings	¥2,365 million	¥10.00	March 31, 2011	June 30, 2011

[Notes to Financial Instruments]

1. Matters concerning financial instruments

(1) Policy on financial instruments

The Group limits its asset management method to short-term deposits, securities (certificates of deposit), and others.

The method of raising funds is mostly borrowings from domestic financial institutions or the issue of commercial paper.

Derivative contracts are used with the objective of avoiding risks as described later, not for speculative purposes.

(2) Details of financial instruments and related risks

Trade notes, accounts receivable and electronically recorded monetary claims, which are operating receivables, are exposed to the credit risk of customers and country risk.

Operating receivables denominated in foreign currencies obtained through global-based business are exposed to foreign currency exchange rate fluctuation risks. In principle, the Group uses forward foreign exchange contracts to hedge against these risks.

Stocks, which are included in investments in securities, are exposed to fluctuation risk of market price. Those securities are mainly composed of the stocks of companies with which the Group has business relationships.

Most of trade notes, accounts payable and electronically recorded monetary obligations, which are operating payables, have payment due dates within one year. Some of these payables are denominated in foreign currencies and thus are exposed to foreign currency exchange risk. In principle, the foreign currency exchange risks deriving from the trade payables denominated in foreign currencies are hedged by forward foreign exchange contracts.

Borrowings with variable interest rates are exposed to interest rate fluctuation risk.

For some borrowings, the Group uses interest rate swap agreements, which are derivative transactions, to manage fluctuation of interest rates.

Also, the Group uses commodities contracts for non-ferrous metals to avoid or mitigate commodity price fluctuation risk on commodities transactions.

Financial instruments related to foreign currencies, interest rates and commodities are respectively exposed to price fluctuation risk in foreign currency exchange, interest rates and commodities. However, the amount of foreign currencies is maintained within the level of accounts receivable and accounts payable denominated in foreign currencies. Interest rate swaps are within the amount of borrowings. Commodity-related transactions are maintained within actual demand. Therefore, the risks on those financial instruments are limited within the loss of opportunity earnings.

Every derivative transaction for foreign currencies and interest rates related to financial instruments is made with highly rated financial institutions. Also, agreements for commodities are made with domestic trading companies that have high credit ratings. The Group anticipates there are minimum credit risks of default on these contracts.

For details about hedging instruments and underlying hedged items, hedging policy and the method for evaluating hedging effectiveness concerning hedge accounting, please refer to the aforementioned “Important hedge accounting method”.

(3) Risk management system for financial instruments

I.	Management of credit risk (the risk that counterparties may default)

To prevent the occurrence of bad debts and to increase the quality of debts held, the Group have settled internal policies for credit management provisions.

II.	Management of market risk (the risk arising from fluctuations in foreign exchange rates, interest rates and others)

Regarding foreign currencies and interest rates, the Group settled “Finance and corporate accounting department derivative transaction management provisions.”

Based on these provisions, the finance and corporate accounting departments undertake all derivative transactions related to foreign currencies and interest rates. The Finance and Corporate Accounting Departments create transaction lists of particulars at the end of every month, and reconcile them with information provided by financial institutions every three months. That information is reported to directors of finance departments every three months and periodically reported to the Board of Directors meetings of certain consolidated subsidiaries which enter into derivative transactions related to foreign currencies or interest rates.

In relation to derivative transactions regarding commodities, “Sales service provisions” are settled. Based on these provisions, every sales department that enters into a transaction creates a transaction balance list at the end of every month and a bottom line list for each completed agreement. Balance lists are reported to the Steel Planning Department, Administration Department, (raw materials, machinery and materials) and each sales department controller, after verification of the balance of each counterparty. This information is periodically reported to the Board of Directors meetings by the director of sales department.

III.	Management of liquidity risk associated with financing (the risk that the Group may not be able to meet its obligations on scheduled dates)

The Group endeavors to maintain good relations with its main banks and various other financial institutions, such as major commercial banks, trust banks, regional banks, and insurance companies, to secure adequate liquidity levels.

There are ¥50.0 billion commitment lines with domestic financial institutions to complement liquidity.

2. Matters concerning the fair value of financial instruments

The consolidated balance sheet amounts as of March 31, 2011, the fair values and differences between balance sheet amounts and fair values are described below. Financial instruments whose fair values appear to be extremely difficult to determine are not included in the table. (See Note 2 below)

(¥ million)

	Consolidated Balance Sheet Amount	Fair value	Difference
(1) Cash and deposits	31,551	31,551	—
(2) Trade notes and accounts receivable	322,108	322,108	—
(3) Investments in securities
Other securities	24,093	24,093	—
Investments in unconsolidated subsidiaries and affiliates	5,191	3,168	(2,023)

Total assets	382,944	380,921	(2,023)

(4) Trade notes and accounts payable	304,539	304,539	—
(5) Short-term borrowings	78,105	78,105	—
(6) Accrued income taxes	6,020	6,020	—
(7) Commercial paper	14,991	14,991	—
(8) Long-term debt	14,000	14,102	102
Total liabilities	417,657	417,759	102

(9) Derivative transactions*
Hedge accounting applied	0	0	—
Hedge accounting not applied	181	181	—

Total derivative transactions	181	181	—

*	The value of assets and liabilities arising from derivatives is shown at net value with the amount in parentheses representing net liability position.

(Note 1)	Calculation methods to determine the estimated fair value of financial instruments, and matters concerning securities and derivatives transactions

Assets

(1) Cash and deposits, (2) Trade notes and accounts receivable

The fair value is regarded as the carrying amount, as they are approximately equal since they will be settled in short term.

(3) Investments in securities

The fair value of shares is calculated by the market price on the stock markets.

Liabilities

(4) Trade notes and accounts payable, (5) Short-term borrowings, (6) Accrued income taxes, (7) Commercial paper

Fair value is regarded as the carrying amount, as they are approximately equal since they will be settled in short term.

(8) Long-term debt

Fair value of long-term debt is calculated by applying a discount rate assumed on the supposition that a new borrowing, which is equal to the total debt service, was obtained.

Long-term debt accounted for under exceptional treatment of interest rate swaps is calculated using a discounted rate estimated on the assumption that the debt, which is equal to the total debt service identical to rate swap concerned, was obtained.

Derivatives

(9) Derivative transactions

Fair value of forward foreign exchange contracts is calculated based on the quoted forward foreign exchange rates and that of commodities is estimated by reference to the price lists obtained from trading companies with whom the Group enters into commodities contracts. Currency swap transactions subject to the application of exceptional treatments are recognized together with their hedged items (i.e. long-term debt); therefore their fair values are included in the fair value of relevant long-term debt. (See above “(8) Long-term debt”)

(Note 2)	Financial instruments for which it is extremely difficult to determine the fair value

Held-to-maturity bonds (consolidated balance sheet amount at ¥50 million) are not included in “(3) Investments in securities” in the preceding table, since no market prices are available and their consolidated balance sheet amounts are immaterial.

Unlisted stocks (consolidated balance sheet amount at ¥5,575 million), which belong to other securities, are not included in “(3) Investments in securities” in the preceding table since it is extremely difficult to determine their fair values, because no market prices are available and it is impossible to estimate future cash flows.

Unlisted stocks of unconsolidated subsidiaries (consolidated balance sheet amount at ¥109 million) and affiliates (¥13,328 million) are not included in “(3) Investments in securities” in the preceding table, since it is extremely difficult to determine their fair values, because no market prices are available and it is impossible to estimate future cash flows.

[Notes to Per Share Data]

Net assets per share	¥475.57
Net income per share	¥57.79

[Notes to Subsequent Events]

(Conclusion of a merger agreement between the Company and JFE SHOJI TRADE CORPORATION, the Company’s consolidated subsidiary)

The Company and JFE SHOJI TRADE CORPORATION, the Company’s consolidated subsidiary, concluded a merger agreement, following resolutions of approval at the meetings of their Boards of Directors held on April 27, 2011.

1. Purpose of merger

For the Group, the current year marks the last year of its Second Medium-Term Management Plan that began in April 2009. To date, the Group has strived to strengthen its revenue base centering on the steel business and to promote the creation of a robust business foundation by addressing the improvement of financial standing, enhancement of human resources development and streamlining of operations.

In April 2012, the Third Medium-Term Management Plan will commence. The new plan will incorporate a well-defined new growth strategy, under which the Group continues to set its sights on becoming a world’s leading steel trading house. At the same time, the Group plans to review the current holding company structure, with a view to creating a streamlined organization centering on JFE SHOJI TRADE CORPORATION, which has the capability of operating prompt and flexible group management.

2. Names of merging companies

Trade name	JFE SHOJI TRADE CORPORATION (Surviving company)	JFE SHOJI HOLDINGS, INC. (Extinguished company)

3. Method for merger and new company name after the merger

Method for merger	Absorption-type merger with JFE SHOJI TRADE CORPORATION being the surviving company. The Company will be dissolved and cease to exist.

Company name after merger	JFE SHOJI TRADE CORPORATION

4. Details of share allotment associated with the merger

(1) Share allotment ratio

One (1) JFE SHOJI TRADE CORPORATION’s common share will be allotted per one (1) common share of the Company.

(2) Basis for the merger ratio

To ensure the fairness and appropriateness of the merger ratio, the Company appointed Nomura Securities Co., Ltd. (“Nomura Securities”), a third party organization, to analyze the effect of the merger on the common shares of the Company and the common shares held by the Company’s shareholders and to submit an analysis report. Subsequently, both the Company and JFE SHOJI TRADE CORPORATION carefully and comprehensively referred to the analysis report from Nomura Securities and other highlighted factors to determine the aforementioned merger ratio.

(3) Shares of JFE SHOJI TRADE CORPORATION held by the Company

The shares in JFE SHOJI TRADE CORPORATION, currently held by the Company, will become treasury stock held by JFE SHOJI TRADE CORPORATION on and after the effective date of the merger. However, in light of the merger, the Company will allot all the shares to the shareholders of JFE SHOJI HOLDINGS, INC. (excluding JFE SHOJI HOLDINGS, INC.), in place of the issue of new shares.

5. Outline of principal business and size of the merger partner company

Trade name	JFE SHOJI TRADE CORPORATION (Surviving company)

Description of business	The primary business lines of the company are domestic and import/export transactions of various products, including steel products, steel materials, non-ferrous metal products, chemicals, machinery and ships.

Head office address	1-6-20, Dojima, Kita-Ku, Osaka

Name and title of company representative	Mikio Fukushima, President

Capital	¥14,539 million

Date of incorporation	January 5, 1954

Number of shares issued (*1)	236,777,704 shares

Net assets (*2)	¥53,174 million

Total assets (*2)	¥395,486 million

End of fiscal term	March 31

(*1)	This is the number following the JFE SHOJI TRADE CORPORATION’s reverse stock split on April 1, 2011.
(*2)	As of March 31, 2011

6. Date for the merger

April 1, 2012 (scheduled)

7. Outline of accounting procedures

Definitions of transactions under common control, stipulated in “Accounting Standard for Business Combinations” (ASBJ Statement No. 21, December 26, 2008) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No.10, December 26, 2008) are applicable to this merger.

(Conclusion of a merger agreement between JFE SHOJI TRADE CORPORATION and KAWASHO REAL ESTATE CORPORATION, the Company’s consolidated subsidiary)

JFE SHOJI TRADE CORPORATION and KAWASHO REAL ESTATE CORPORATION, both of which are the Company’s consolidated subsidiaries, concluded a merger agreement, following resolutions of approval at the meetings of their Boards of Directors held on April 27, 2011.

1. Purpose of merger

For the Group, the current year marks the last year of its Second Medium-Term Management Plan that began in April 2009. To date, the Group has strived to strengthen its revenue base centering on the steel business and to promote the creation of a robust business foundation by addressing the improvement of financial standing, enhancement of human resources development and streamlining of operations.

In April 2012, the Third Medium-Term Management Plan will commence. The new plan will incorporate a well-defined new growth strategy, under which the Group continues to set its sights on becoming a world’s leading steel trading house. At the same time, the Group plans to review the current holding company structure, with a view to creating a streamlined organization centering on JFE SHOJI TRADE CORPORATION, which has the capability of operating prompt and flexible group management.

2. Names of merging companies

Trade name	JFE SHOJI TRADE CORPORATION (Surviving company)	KAWASHO REAL ESTATE CORPORATION (Extinguished company)

3. Method for merger and new company name after the merger

Method for merger	Absorption-type merger with JFE SHOJI TRADE CORPORATION being the surviving company. KAWASHO REAL ESTATE CORPORATION will be dissolved and cease to exist.

Company name after merger	JFE SHOJI TRADE CORPORATION

4. Details of share allotment associated with the merger

As both JFE SHOJI TRADE CORPORATION (surviving company) and KAWASHO REAL ESTATE CORPORATION (extinguished company) are the Company’s wholly-owned subsidiaries at the effective date of the merger, no share allotment or other payment for the merger will be conducted.

5. Outline of principal business and size of merging companies

Trade name	JFE SHOJI TRADE CORPORATION (Surviving company)	KAWASHO REAL ESTATE CORPORATION (Extinguished company)

Head office address	1-6-20, Dojima, Kita-ku, Osaka	2-7-1, Otemachi, Chiyoda-ku, Tokyo

Name and title of company representative	Mikio Fukushima, President	Yasushi Sato, President

Description of business	The primary business lines of the company are domestic and import/export transactions of various products, including steel products, steel materials, non-ferrous metal products, chemicals, machinery and ships.	The primary business lines of the company are holding, management, purchase and sales, rental and brokerage of real estate

Capital	¥14,539 million	¥100 million

Date of incorporation	January 5, 1954	October 1, 2004

Number of shares issued	236,777,704 shares (*1)	60,000 shares

Net assets (*2)	¥53,174 million	¥8,616 million

Total assets (*2)	¥395,486 million	¥15,857 million

End of fiscal term	March 31	March 31

(*1)	This is the number following the JFE SHOJI TRADE CORPORATION’s reverse stock split on April 1, 2011.
(*2)	As of March 31, 2011

6. Date for the merger

October 1, 2011 (scheduled)

7. Outline of accounting procedures

Definitions of transactions under common control, stipulated in “Accounting Standard for Business Combinations” (ASBJ Statement No. 21, December 26, 2008) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No.10, December 26, 2008) are applicable to this merger.

Non-consolidated Balance Sheet

(As of March 31, 2011)

(Millions of yen)

Account item	Amount
Assets
Current assets:	13,536
Cash and deposits	38
Deposits paid	4,680
Income taxes receivable	431
Short-term loans receivable	8,380
Deferred tax assets	4
Other	3
Non-current assets:	39,375
Investments and other assets	39,375
Stocks of subsidiaries and affiliates	39,361
Long-term prepaid expenses	6
Deferred tax assets	7

Total assets	52,912

Liabilities
Current liabilities:	956
Accounts payable-other	16
Accrued expenses	32
Accrued income taxes	5
Deposits received	901
Non-current liabilities:	17
Accrued retirement benefits for directors and corporate auditors	17

Total liabilities	973

Net assets
Shareholders’ equity:	51,938
Capital	20,000
Capital surplus	21,406
Legal capital surplus	21,406
Retained earnings	10,666
Other retained earnings	10,666
Retained earnings brought forward	10,666
Treasury stock	(134)

Total net assets	51,938

Total liabilities and net assets	52,912

Non-consolidated Statement of Income

(From April 1, 2010 to March 31, 2011)

(Millions of yen)

Account item	Amount
Operating revenue
Dividend received	2,450
Management fee income	685	3,135

Operating expenses
General and administrative expenses		636

Operating income		2,499
Non-operating income
Interest income	74
Other	22	96

Non-operating expenses:
Interest expense	2
Other	1	3

Ordinary income		2,592

Income before income taxes		2,592
Income taxes:
Current	76
Deferred	(3)	73

Net income		2,519

Non-consolidated Statement of Changes in Net Assets

(From April 1, 2010 to March 31, 2011)

(Millions of yen)

	Shareholders’ equity							Total net assets
	Capital	Capital surplus		Retained earnings		Treasury stock	Total shareholders equity
		Legal capital surplus	Total capital surplus	Other retained earnings	Total retained earnings
				Retained earnings brought forward
Balance at March 31, 2010	20,000	21,406	21,406	9,330	9,330	(125)	50,611	50,611
Changes during the fiscal year
Dividend of surplus				(1,182)	(1,182)		(1,182)	(1,182)
Net income				2,519	2,519		2,519	2,519
Purchase of treasury stocks						(9)	(9)	(9)
Total changes during the fiscal year	—	—	—	1,336	1,336	(9)	1,326	1,326

Balance at March 31, 2011	20,000	21,406	21,406	10,666	10,666	(134)	51,938	51,938

Notes to Non-consolidated Financial Statements

[Notes to Matters concerning Significant Accounting Policies]

1.	Evaluation standards and methods for assets

Stocks of subsidiaries are evaluated at cost by the moving average method.

2.	Depreciation method for noncurrent assets

Lease assets associated with non-transfer ownership finance lease transactions are depreciated by the straight-line method, defining the lease term of respective assets as their useful lives, with residual value equaling zero.

3.	Accounting standard for accrued retirement benefits for directors and corporate auditors

Accrued retirement benefits for directors and corporate auditors are provided mainly at an amount estimated to be paid at the balance sheet dates based on the Company’s internal regulation.

4.	Accounting method for consumption tax

Consumption taxes are excluded from the amounts reflected in the non-consolidated financial statements.

[Notes to Balance Sheet]

1.	Guarantee liability

The Company guarantees the following companies’ purchase liabilities.

JFE SHOJI CONSTRUCTION MATERIALS SALES CORPORATION	¥258 million
JFE Shoji Trade Steel Construction Materials Corporation	¥113 million
JFE SHOJI TRADE CORPORATION	¥84 million
JFE SHOJI PIPE&FITTING TRADE CORPORATION	¥17 million

Total	¥473 million

2.	Monetary claims and liabilities to affiliated companies

Short-term monetary receivables	¥13,060 million
Short-term monetary payables	¥928 million

[Notes to Statement of Income]

Transactions with affiliated companies

Operating transactions
Dividends income	¥2,450 million
Management fees	¥685 million
Transactions other than operating transactions	¥139 million

[Notes to Statement of Changes in Net Assets]

Type and the number of treasury stock at the end of the current fiscal year.

Common stock	262,692 shares

[Notes to Tax Effect Accounting]

Breakdown of major factors that are recognized as deferred tax assets and liabilities

Deferred tax assets
Loss on valuation of stocks of subsidiaries and affiliates	¥1,394 million
Accrued retirement benefits for directors and corporate auditors	¥7 million
Other	¥3 million

Subtotal deferred tax assets	¥1,405 million
Valuation allowance	¥(1,394 million	)

Total deferred tax assets	¥11 million

Net deferred tax assets	¥11 million

[Notes to Transactions with Related Parties]

Subsidiaries, affiliates and others

Category	Company name	Head office	Capital (¥ million)	Description of business	Percentage of Voting rights (%)	Relation with related party	Details of transactions	Amount (¥ million)	Item	Balance at the end of fiscal year (¥ million)
Subsidiary	JFE SHOJI TRADE CORPORATION	Chiyoda-ku, Tokyo	14,539	Steel and steel- peripheral business	Direct 100	Interlocking directors	Management support	661	Management fees (Note)	—

(Note)	Calculation of management fees is determined based on the “Contract on the Management of the JFE SHOJI TRADE CORPORATION Group.”

[Notes to Per Share Data]

1.	Net asset per share	¥219.60
2.	Net income per share	¥10.65

[Notes to Subsequent Events]

(Conclusion of a merger agreement between the Company and JFE SHOJI TRADE CORPORATON, the Company’s consolidated subsidiary)

The Company and JFE SHOJI TRADE CORPORATION, the Company’s consolidated subsidiary, concluded a merger agreement, following resolutions of approval at the meetings of their Boards of Directors held on April 27, 2011.

1.	Purpose of merger

For the Group, the current year marks the last year of its Second Medium-Term Management Plan that began in April 2009. To date, the Group has strived to strengthen its revenue base centering on the steel business and to promote the creation of a robust business foundation by addressing the improvement of financial standing, enhancement of human resources development and streamlining of operations.

In April 2012, the Third Medium-Term Management Plan will commence. The new plan will incorporate a well-defined new growth strategy, under which the Group continues to set its sights on becoming a world’s leading steel trading house. At the same time, the Group plans to review the current holding company structure, with a view to creating a streamlined organization centering on JFE SHOJI TRADE CORPORATION, which has the capability of operating prompt and flexible group management.

2.	Names of merging companies

Trade name	JFE SHOJI TRADE CORPORATION (Surviving company)	JFE SHOJI HOLDINGS, INC. (Extinguished company)

3.	Method for merger and new company name after the merger

Method for merger	Absorption-type merger with JFE SHOJI TRADE CORPORATION being the surviving company. The Company will be dissolved and cease to exist.

Company name after merger	JFESHOJI TRADE CORPORATION

4.	Details of share allotment associated with the merger

(1) Share allotment ratio

One (1) JFE SHOJI TRADE CORPORATION’s common share will be allotted per one (1) common share of the Company.

(2) Basis for the merger ratio

To ensure the fairness and appropriateness of the merger ratio, the Company appointed Nomura Securities Co., Ltd. (“Nomura Securities”), a third party organization, to analyze the effect of the merger on the Company and the common shares of the Company held by its shareholders and to submit an analysis report. Subsequently, both the Company and JFE SHOJI TRADE CORPORATION carefully and comprehensively referred to the analysis report from Nomura Securities and other highlighted factors to determine the aforementioned merger ratio.

(3) Shares of JFE SHOJI TRADE CORPORATION held by the Company

The shares in JFE SHOJI TRADE CORPORATION, currently held by the Company, will become treasury stock held by JFE SHOJI TRADE CORPORATION on and after the effective date of the merger. However, in light of the merger, the Company will allot all the shares to the shareholders of JFE SHOJI HOLDINGS, INC. (excluding JFE SHOJI HOLDINGS, INC.), in place of the issue of new shares.

5.	Outline of principal business and size of the merger partner company

Trade name	JFE SHOJI TRADE CORPORATION (Surviving company)

Description of business	The primary business lines of the company are domestic and import/export transactions of various products, including steel products, steel materials, non-ferrous metal products, chemicals, machinery and ships.

Head office address	1-6-20, Dojima, Kita-Ku, Osaka

Name and title of company representative	Mikio Fukushima, President

Capital	¥14,539 million

Date of incorporation	January 5, 1954

Number of shares issued (*1)	236,777,704 shares

Net assets (*2)	¥53,174 million

Total assets (*2)	¥395,486 million

End of fiscal term	March 31

(*1)	This is the number following the JFE SHOJI TRADE CORPORATION’s reverse stock split on April 1, 2011.
(*2)	As of March 31, 2011

6.	Date for the merger

April 1, 2012 (scheduled)

7.	Outline of accounting procedures

Definitions of transactions under common control, stipulated in “Accounting Standard for Business Combinations” (ASBJ Statement No. 21, December 26, 2008) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No.10, December 26, 2008) are applicable to this merger.

Accounting Auditor’s Report on the Consolidated Financial Statements (copy)

Independent Auditors’ Report

May 13, 2011

The Board of Directors

JFE SHOJI HOLDINGS, INC.

Ernst & Young ShinNihon LLC

Kazunori Taniguchi (Seal)

Designated Limited Liability and Engagement Partner

Certified Public Accountant

Yasushi Nakajima (Seal)

Designated Limited Liability and Engagement Partner

Certified Public Accountant

Shin Ichinose (Seal)

Designated Limited Liability and Engagement Partner

Certified Public Accountant

Pursuant to Article 444, Paragraph 4, of the Companies Act, we have audited the consolidated financial statements, that is, the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets, and notes to consolidated financial statements of JFE SHOJI HOLDINGS, INC. (the “Company”), for the consolidated fiscal year from April 1, 2010 to March 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to independently express an opinion on the consolidated financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the above consolidated financial statements fairly present, in every material aspect, the financial position and results of operations of the consolidated group consisting of the Company and its consolidated subsidiaries for the relevant term of the consolidated financial statements, in accordance with the accounting principles generally accepted in Japan.

Additional Information:

As stated in Notes to Subsequent Events, the Company concluded a merger agreement with JFE SHOJI TRADE CORPORATON on April 27, 2011.

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Accounting Auditor’s Report on the Non-Consolidated Financial Statements (copy)

Independent Auditors’ Report

May 13, 2011

The Board of Directors

JFE SHOJI HOLDINGS, INC.

Ernst & Young ShinNihon LLC

Kazunori Taniguchi (Seal)

Designated Limited Liability and Engagement Partner

Certified Public Accountant

Yasushi Nakajima (Seal)

Designated Limited Liability and Engagement Partner

Certified Public Accountant

Shin Ichinose (Seal)

Designated Limited Liability and Engagement Partner

Certified Public Accountant

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the non-consolidated financial statements, that is, the non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets, and notes to non-consolidated financial statements of JFE SHOJI HOLDINGS, INC. (the “Company”), for the 7th business year from April 1, 2010 to March 31, 2011, together with the supplementary schedules of the Company for the same term. These non-consolidated financial statements and the supplementary schedules are the responsibility of the Company’s management. Our responsibility is to independently express an opinion on the non-consolidated financial statements and the supplementary schedules based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements and supplementary schedules are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the non-consolidated financial statements and supplementary schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall non-consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the above non-consolidated financial statements and supplementary schedules fairly present, in every material aspect, the financial position and results of operations of the Company for the relevant term of the non-consolidated financial statements, in accordance with the accounting principles generally accepted in Japan.

Additional Information:

As stated in Notes to Subsequent Events, the Company concluded a merger agreement with JFE SHOJI TRADE CORPORATON on April 27, 2011.

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Board of Corporate Auditors’ Report (copy)

Audit Report

The Board of Corporate Auditors, following deliberations on the reports made by each Corporate Auditor concerning the audit of performance of duties by Directors of the Company for the 6th business year from April 1, 2010 to March 31, 2011, has prepared this audit report, and hereby reports as follows:

1.	Auditing Method Used by Each Corporate Auditor and the Board of Corporate Auditors and Details Thereof

(1)	In accordance with the operational rules and procedures for Corporate Auditors, auditing plans and the allocation of duties for Corporate Auditors established by the Board of Corporate Auditors, each Corporate Auditor endeavored to gather information and create an improved environment for auditing through regular communication with the Directors and other relevant personnel, and carried out audits according to the methods described below:

a.	Corporate Auditors attended meetings of the Board of Directors and other important meetings, received reports from the Directors and other relevant personnel regarding the performance of their duties, sought explanations as necessary, inspected important internal-approval documents, and examined the operations and financial position of the Company. As for the subsidiaries of the Company, Corporate Auditors have shared information with the Directors and Corporate Auditors and other related persons of the subsidiaries, and when necessary, received reports from the subsidiaries regarding their businesses and visited the subsidiaries to examine the operations and financial position of the subsidiaries.

b.	Corporate Auditors monitored and examined the content of resolutions made by the Board of Directors regarding the establishment of systems to ensure that the performance of duties by the Directors will be in compliance with the laws and regulations of Japan and with the Company’s Articles of Incorporation and other systems as provided for in Article 100, Paragraphs 1 and 3 of the Enforcement Regulations of the Companies Act of Japan, which systems are necessary for ensuring that the Company’s business will be conducted properly. Moreover, Corporate Auditors monitored and examined the status of such systems that have been established in compliance with such resolutions (internal control systems).

In regard to the Company’s internal control over financial reporting, Corporate Auditors received reports on the assessment of such internal control from the Directors and other relevant personnel; reports on the status of audit thereof from Ernst & Young ShinNihon LLC, and also sought their explanations as necessary.

c.	The Corporate Auditors also monitored and examined whether the Accounting Auditor maintained its independence and implemented appropriate audits, as well as received reports from the Accounting Auditor regarding the performance of its duties and sought explanations as necessary. Corporate Auditors also received notification from the Accounting Auditor that “System for ensuring appropriate execution of the duties of the Accounting Auditor” (as enumerated in each Item of Article 131 of the Company Accounting Regulation Ordinance) has been prepared in accordance with the “Quality Control Standards for Auditing” (issued by the Business Accounting Council on October 28, 2005) and other relevant standards, and sought explanations as necessary.

(2)	The Board of Corporate Auditors established auditing policies, including auditing plans and allocation of duties, and received reports from each Corporate Auditor regarding the progress and results of audits, as well as received reports from the Directors, other relevant personnel, and the Accounting Auditor regarding the performance of their duties, and sought explanations as necessary.

Based on the foregoing method, the Corporate Auditors and the Board of Corporate Auditors reviewed the business report, the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets and notes to consolidated financial statements) as well as the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets and notes to non-consolidated financial statements) and supplementary schedules for the year ended March 31, 2011.

2.	Audit Results

(1)	Audit Results on the Business Report, etc.

a.	In our opinion, the business report and the supplementary schedules fairly represent the Company’s condition in conformity with the applicable laws and regulations of Japan as well as the Articles of Incorporation of the Company.

b.	We have found no evidence of misconduct or material facts in violation of the applicable laws and regulations, nor of any violation with respect to the Articles of Incorporation of the Company, related to performance of duties by the Directors.

c.	In our opinion, the content of the resolutions of the Board of Directors regarding the internal control systems is appropriate. In addition, we have found no matters on which to remark in regard to the performance of duties by the Directors regarding the internal control systems including the internal control over financial reporting.

(2)	Results of Audit of the Consolidated Financial Statements

In our opinion, the method and the results of the audit used and conducted by Ernst & Young ShinNihon LLC, the Accounting Auditor, are appropriate.

(3)	Results of Audit of the Financial Statements and Supplementary Schedules

In our opinion, the method and the results of the audit used and conducted by Ernst & Young ShinNihon LLC, the Accounting Auditor, are appropriate.

May 20, 2011

The Board of Corporate Auditors of JFE SHOJI HOLDINGS, INC.

Outside Corporate Auditor (standing)	Masakazu Kurushima (Seal)
Outside Corporate Auditor (standing)	Makoto Hara (Seal)
Outside Corporate Auditor	Eiji Iwai (Seal)
Corporate Auditor	Keiichi Teramura (Seal)

Reference Materials for General Meeting of Shareholders

Resolutions and reference matters:

Resolution No. 1: Dividend of Surplus

The Company’s profit distribution policy is based on a careful consideration of such factors as distributing profit to the shareholders, the need to maintain a level of retained earnings that will enable sufficient reinforcement of the business base of the whole Group and the Company’s business performance.

The Company proposes to distribute dividend of surplus at 10 yen per share as of the end of the current fiscal year as follows:

Matters pertaining to the fiscal year-end dividend

(1)	Type of dividend property

Cash

(2)	Allotment of dividend property to the shareholders and total amount of dividends

10 yen per share (Ordinary shares)	Total amount:	¥2,365,150,120

(3)	Effective date for appropriation of surplus

June 30, 2011

Resolution 2: Approval of Absorption-type Merger Agreement of the Company and JFE SHOJI TRADE CORPORATION

1.	The reasons for the absorption-type merger

For the JFE Shoji Group, including the Company, the current year marks the last year of its Second Medium-Term Management Plan that began in April 2009. To date, the JFE Shoji Group has strived to strengthen its revenue base centering on the steel business and to promote the creation of a robust business foundation by addressing the improvement of financial standing, enhancement of human resources development and streamlining of operations.

In April 2012, the Third Medium-Term Management Plan will commence. The new plan will incorporate a well-defined new growth strategy, under which the JFE Shoji Group continues to set its sights on becoming a world’s leading steel trading house.

At the same time, the JFE Shoji Group plans to review the current holding company structure, with a view to creating a streamlined organization centering on JFE SHOJI TRADE CORPORATION, which has the capability of operating prompt and flexible group management.

In order to carry out the plan mentioned above, enhance profitability and build a solid business base, the Company entered into an absorption-type merger agreement with JFE SHOJI TRADE CORPORATION on April 27, 2011.

This Resolution refers to the absorption-type merger agreement, designating the Company as the extinguished company and JFE SHOJI TRADE CORPORATION as the surviving company.

The Company would like to request our shareholders for your support and approval for this Proposal.

2.	Details of the absorption-type merger agreement

Absorption-type Merger Agreement (Copy)

JFE SHOJI HOLDINGS, INC. (Address: 1-6-20, Dojima, Kita-ku, Osaka; hereinafter referred to as “JFE SHOJI HOLDINGS”) and JFE SHOJI TRADE CORPORATION (Address: 1-6-20, Dojima, Kita-ku, Osaka; hereinafter referred to as “JFE SHOJI”) made and enter into an Absorption-type Merger Agreement as follows (hereinafter referred to as “this Agreement”).

Article 1 (Method of Merger)

JFE SHOJI HOLDINGS and JFE SHOJI shall conduct an absorption-type merger (hereinafter referred to as “the Merger”) with JFE SHOJI being the absorption-type merger surviving company and JFE SHOJI HOLDINGS being the absorption-type merger extinguished company based on the idea of equal footing.

Article 2 (Number and Allotment of Shares Issued through the Merger)

Upon the Merger, from among the shareholders stated or recorded in the final shareholder register of JFE SHOJI HOLDINGS as of the previous day of the Merger Effective Date (defined as below), JFE SHOJI shall allot shares to the shareholders, excluding JFE SHOJI HOLDINGS, on the basis of a single common stock of JFE SHOJI per JFE SHOJI HOLDINGS’ common stock owned thereby. Additionally, allotted shares shall be the treasury stocks to be owned by JFE SHOJI on the date upon which the Merger becomes effective (JFE SHOJI’s shares owned by JFE SHOJI HOLDINGS).

Article 3 (JFE SHOJI’s Capital and Reserves)

Increases of capital and reserves that JFE SHOJI should achieve through the Merger shall be as follows.

(1) Capital	0 yen

(2) Capital reserve	0 yen

(3) Other capital surplus	Regulated under Article 35, Paragraph 2 of the Ordinance for Corporate Accounting

(4) Legal reserve	0 yen

(5) Other retained earnings	Regulated under Article 35, Paragraph 2 of the Ordinance for Corporate Accounting

Article 4 (General Meeting for Approval of the Merger)

1.	JFE SHOJI HOLDINGS shall seek a resolution related to approval of this Agreement and matters necessary for the Merger at the 7th Ordinary General Meeting of Shareholders (hereinafter referred to as “General Meeting for Approval of the Merger”), which is scheduled to be held on June 29, 2011. The aforementioned, however, may be changed through mutual consultation between JFE SHOJI HOLDINGS and JFE SHOJI as necessary for the progress of the Merger procedures or for other reasons.

2.	Subject to the provisions of Article 796, Paragraph 1 of the Companies Act, JFE SHOJI shall acquire JFE SHOJI HOLDINGS without obtaining approval for this Agreement at a general meeting of shareholders in accordance with the provisions of Article 795, Paragraph 1 of the said Act.

Article 5 (Effective Date of the Merger)

The date upon which the Merger becomes effective (hereinafter referred to as “Merger Effective Date”) shall be April 1, 2012. This is provided, however, that such Merger Effective Date may be changed through mutual consultation between JFE SHOJI HOLDINGS and JFE SHOJI as necessary for the progress of the Merger procedures or for other reasons.

Article 6 (Acceptance of Corporate Assets)

1.	Based on the balance sheet as of March 31, 2011 and computations made as of the said date, in regards to any and all assets, debts, rights, and obligations regarding which the relevant figures have increased or decreased by the date preceding the Merger Effective Date, JFE SHOJI HOLDINGS shall cause JFE SHOJI to accept such assets, debts, rights, and obligations on the Merger Effective Date, and JFE SHOJI shall accept the same.

2.	In relation to fluctuation of the assets, debts, rights, and obligations from April 1, 2011 until the date preceding the Merger Effective Date, JFE SHOJI HOLDINGS shall separately attach financial statements and shall expressly communicate the contents of the same to JFE SHOJI.

Article 7 (Rights of Shareholders of JFE SHOJI HOLDINGS on the Merger Effective Date)

The following provisions shall be regulated in order to protect rights of the shareholders of JFE SHOJI HOLDINGS on the Merger Effective Date.

1.	JFE SHOJI shall grant to the shareholders stated and recorded in shareholder register of JFE SHOJI on the Merger Effective Date voting rights for the first ordinary general meeting of shareholders of JFE SHOJI to be held on or after the Merger Effective Date.

2.	The dividend record date for surplus determined at the first ordinary general meeting of shareholders of JFE SHOJI to be held on or after the Merger Effective Date shall be the Merger Effective Date.

Article 8 (Management of Corporate Assets, etc.)

JFE SHOJI HOLDINGS and JFE SHOJI shall execute their own operations with the care of good managers and shall undertake any and all relevant forms of asset management from the execution date of this Agreement until the date preceding the Merger Effective Date. In case that JFE SHOJI HOLDINGS or JFE SHOJI undertakes actions that are likely to have a significant impact upon its own assets, rights, and/or obligations, such actions shall be undertaken only after the relevant approval has been obtained through mutual consultation between JFE SHOJI HOLDINGS and JFE SHOJI in advance.

Article 9 (Treatment of JFE SHOJI HOLDINGS Employees)

JFE SHOJI shall accept all employees of JFE SHOJI HOLDINGS as employees of JFE SHOJI on the Merger Effective Date. Treatment of the employees shall be determined separately through mutual consultation between JFE SHOJI HOLDINGS and JFE SHOJI.

Article 10 (Retirement Benefits for Directors and Corporate Auditors)

Among JFE SHOJI’s directors and corporate auditors, for the directors and corporate auditors who retire accompanying the Merger, retirement benefits therefor shall be provided upon approval obtained at JFE SHOJI’s ordinary general meeting of shareholders or extraordinary general meeting of shareholders. From among JFE SHOJI HOLDINGS’s directors or corporate auditors, for those who will not assume positions of directors or corporate auditors of JFE SHOJI, retirement benefits therefor shall be provided after approval has been obtained at a General Meeting for Approval of the Merger of JFE SHOJI HOLDINGS.

Article 11 (Duty of Good Faith)

JFE SHOJI HOLDINGS and JFE SHOJI shall faithfully undertake such actions necessary for the smooth execution of the Merger as resolutions that are made at the General Meeting for Approval of the Merger of JFE SHOJI HOLDINGS as stipulated under Article 4 hereof and also at the board of directors of JFE SHOJI as well as obtaining authorization, permission, registration and approval required from the government agencies concerned necessary for the Merger.

Article 12 (Change of Merger Conditions and Termination Hereof)

During the period from the execution date hereof until the date preceding the Merger Effective Date, due to a natural disaster or other reasons, in case that significant fluctuation has occurred to asset condition or management condition of either JFE SHOJI HOLDINGS or JFE SHOJI or in case that events that would adversely hinder the execution of the Merger have taken place, change of the conditions of the Merger or termination hereof shall be possible after approval of JFE SHOJI HOLDINGS and JFE SHOJI has been obtained following mutual consultation between JFE SHOJI HOLDINGS and JFE SHOJI.

Article 13 (Effect of the Merger)

In case that a resolution of the General Meeting for Approval of the Merger of JFE SHOJI HOLDINGS provided by Article 4 hereof or by the board of directors of JFE SHOJI has not been made, and in case the approval of the government agencies concerned regulated under laws and regulations has not been obtained, this Agreement shall become invalid.

Article 14 (Consultation)

In addition to the matters regulated herein, matters not stipulated herein and matters necessary for the Merger shall be determined through mutual consultation between JFE SHOJI HOLDINGS and JFE SHOJI in accordance with the purpose hereof.

IN WITNESS WHEREOF, JFE SHOJI HOLDINGS and JFE SHOJI have executed this Agreement in duplicate by placing their signatures and seal impressions hereon, each party retaining one (1) copy hereof.

April 27, 2011

JFE SHOJI HOLDINGS:	Mikio Fukushima, President
JFE SHOJI HOLDINGS, INC.
	1-6-20 Dojima, Kita-ku, Osaka	[Seal]

JFE SHOJI:	Mikio Fukushima, President
JFE SHOJI TRADE CORPORATION
	1-6-20 Dojima, Kita-ku, Osaka	[Seal]

3.	Summary of the details under Article 182, Paragraph 1, each Item (excluding Items 5 and 6) of the Ordinance for Enforcement of the Companies Act as of the date on which the decision is made in accordance with Article 298, Paragraph 1

1.	Matters concerning reasonableness of total merger consideration and allotment amount

(1)	From among the shareholders stated or recorded in the shareholder register of the Company on the previous day of the date upon which the merger becomes effective, JFE SHOJI TRADE CORPORATION (hereinafter referred to as “JFE SHOJI”) shall allot shares to the shareholders, excluding the Company, on the basis of a single common stock of JFE SHOJI per common stock of the Company.

Additionally, the allotted shares shall be the treasury stocks to be owned by JFE SHOJI on the date upon which the merger becomes effective (JFE SHOJI shares that have been owned by the Company).

(2)	Regarding the merger ratio, for the purpose of maintaining fairness and appropriateness, the Company and JFE SHOJI requested that the Nomura Securities Co., Ltd. analyze, as a third party organization, the impact of the merger in question upon common stock owned by the Company’s shareholders. The Company and JFE SHOJI have received data from the analysis from the Nomura Securities Co., Ltd.

In light of comprehensive analysis results received by the Nomura Securities Co., Ltd., the Company and JFE SHOJI have determined that the merger ratio mentioned above is fair and appropriate, and they have determined allotment conditions through mutual consultation.

(3)	The merger in question is an absorption-type merger between a wholly owning parent company and a wholly owned subsidiary company. Treasury stocks to be owned by JFE SHOJI (JFE SHOJI’s shares that have been owned by the Company) on the date upon which the merger becomes effective will be allotted to the shareholders of the Company at the ratio of 1:1. Thus, no change will occur to the shareholder composition of the Company as of the previous date of the date upon which the merger in question becomes effective.

2.	Matters concerning reasonableness of the amounts of capital and reserves of JFE SHOJI to be increased upon absorption-type merger

Since the Company is a wholly-owning parent company of JFE SHOJI and owns the whole issued shares of JFE SHOJI, the details are as follows;

(1) Capital	0 yen

(2) Capital reserve	0 yen

(3) Other capital surplus	Regulated under Article 35, Paragraph 2 of the Ordinance for Corporate Accounting

(4) Legal reserve	0 yen

(5) Other retained earnings	Regulated under Article 35, Paragraph 2 of the Ordinance for Corporate Accounting

3.	Reason for choosing the type of asset stated above as the merger consideration

JFE SHOJI intends to list the shares on Tokyo Stock Exchange as of April 1, 2012, and it was concluded that common stock is reasonable as consideration so that liquidity could be secured.

4.	Matters concerning precautions considered so as not to harm shareholders’ interests in extinguished company if the concerned parties in the merger are in a common control relationship

Regarding the merger ratio, for the purpose of maintenance of fairness and appropriateness, the Company and JFE SHOJI requested that the Nomura Securities Co., Ltd. analyze, as a third party organization, the impact of the merger in question upon common stock. The Company and JFE SHOJI have received data from the analysis from the Nomura Securities Co., Ltd.

In light of comprehensive analysis results received by the Nomura Securities Co., Ltd., the Company and JFE SHOJI have determined that the merger ratio mentioned above is fair and appropriate, and they have determined allotment conditions through mutual consultation.

5.	Article of Incorporation of the surviving company

As per Attachment (page 52-71).

6.	Stock exchange on which the shares to be delivered upon absorption-type merger

Common stock	Tokyo Stock Exchange (First Section) (Scheduled to be listed on April 1, 2012)

7.	Brokers that deal the shares to be delivered upon absorption-type merger

Common stock	Securities companies in Japan

8.	Market prices

Shares of JFE SHOJI are currently not listed, however, JFE SHOJI intends to list the common stock on Tokyo Stock Exchange (First Section) on the effective date of this merger (scheduled to be April 1, 2012).

For information, monthly highest and lowest share prices of the Company on Tokyo Stock Exchange (First Section) over the last six months are as follows;

	Nov. 2010	Dec.	Jan. 2011	Feb.	Mar.	Apr.
Highest (yen)	355	387	428	439	413	376
Lowest (yen)	302	335	381	378	264	317

9.	Financial statements for the final business year and important subsequent events of the surviving company

(1)	Financial statements for the final business year (the year ended March 31, 2011) of the surviving company (JFE SHOJI)

As per Separate Volume [Reference Materials for the 7th Ordinary General Meeting of Shareholders <Separate Volume >]

(2)	Important subsequent events of the surviving company

1)	Absorption-type merger between the Company and JFE SHOJI

At the meetings of Board of Directors held on April 27, 2011, the Company and JFE SHOJI, a wholly-owned subsidiary of the Company, respectively resolved to conduct an absorption-type merger and to designate JFE SHOJI as the surviving company, and the both companies entered into an absorption-type merger agreement. The effective date of the merger shall be April 1, 2012.

JFE SHOJI will enter into the absorption-type merger agreement subject to the approval of its Board of Directors but without obtaining an approval at its ordinary general meeting of shareholders pursuant to Article 796, Paragraph 1 of the Companies Act.

The Company will obtain an approval at its ordinary general meeting of shareholders to be held on June 29, 2011. Subsequently, JFE SHOJI, the surviving company of the merger, will be listed as a replacement of the Company on the Tokyo Stock Exchange (First Section) on April 1, 2012, the execution date of the merger.

2)	Absorption-type merger between JFE SHOJI and KAWASHO REAL ESTATE CORPORATION, which is the Company’s wholly owned subsidiary

At the meeting of the Board of Directors held on April 27, 2011, JFE SHOJI resolved a merger with KAWASHO REAL ESTATE CORPORATION, the Company’s wholly-owned subsidiary, (Address: 2-7-1, Otemachi, Chiyoda-ku, Tokyo, Capital: ¥100 million, President: Mr. Yasushi Sato, hereinafter called the “KAWASHO REAL ESTATE”), and the execution of the absorption-type merger agreement, under which JFE SHOJI is designated as the surviving company of the absorption-type merger.

JFE SHOJI will enter into the absorption-type merger agreement subject to the approval of its Board of Directors but without obtaining an approval at its ordinary general meeting of shareholders pursuant to Article 796, Paragraph 3 of the Companies Act, and KAWASHO REAL ESTATE will obtain an approval for the absorption-type merger agreement at its ordinary general meeting of shareholders to be held on June 23, 2011. The effective date of the merger shall be October 1, 2011.

(10)	Important subsequent events of the Company

As stated (9) above.

Attachment	Articles of Incorporation of Surviving Company

Articles of Incorporation of JFE SHOJI TRADE CORPORATION

(As of March 31, 2011)

CHAPTER I. GENERAL PROVISIONS

(Trade Name)

Article 1	The trade name of the Company shall be JFE SHOJI KABUSHIKI KAISHA and in English it shall be JFE SHOJI TRADE CORPORATION.

(Purpose)

Article 2	The purpose of the Company shall be to conduct the following businesses domestically and internationally:

1.	Purchase, manufacture, and sale of articles of iron or steel and by-products thereof;

2.	Purchase and sale of raw materials and indirect materials for steel production;

3.	Purchase and sale of nonferrous metals;

4.	Purchase and sale of chemical products;

5.	Purchase and sale of oil and fats, synthetic resins, and raw materials thereof;

6.	Purchase and sale of machines and appliances, vehicles, and ships;

7.	Purchase and sale of aircraft and components thereof;

8.	Purchase and sale of electrical equipment, electronic devices, and communication equipment, and the components thereof;

9.	Purchase and sale of coal, petroleum, gas, and other fuels, as well as petroleum products;

10.	Purchase and sale of timber, cement, ceramic products, and materials for civil engineering and architecture;

11.	Purchase and sale of paper, pulp, and paper products;

12.	Purchase and sale of wood chips;

13.	Purchase and sale of fibrous sundry goods for daily use, sporting goods, and miscellaneous daily goods;

14.	Purchase and sale of agricultural products, livestock products, and marine products;

15.	Purchase and sale of foods, alcohol beverages, soft drinks, and the like;

16.	Purchase and sale of fertilizers, feedstuffs, and raw materials thereof;

17.	Purchase and sale of precious metals and jewelry;

18.	Purchase and sale of rawhide, leather, furs, artificial leather, and products thereof;

19.	Purchase and sale of high-pressure gases, explosives, poisonous substances, dangerous drugs, pharmaceutical products, quasi-drugs, cosmetic products, industrial chemicals, and medical devices;

20.	Purchase and sale of plant materials, such as that of trees and plants;

21.	Purchase and sale of rubber products;

22.	Purchase and sale of other general products;

23.	Trading business, agency business, brokerage business, and wholesale business related to the previous Items;

24.	Contract work for installment of machinery and equipment, and leasing thereof;

25.	Contract work for construction, design, and construction management operations;

26.	Warehousing business;

27.	Marine transportation industry and related agency business;

28.	Freight services and forwarder’s agency business;

29.	Rental of vehicles and materials for civil engineering and construction;

30.	Leasing, brokerage, and management of aircraft;

31.	Purchase, sale, lease, brokerage, and management of real estate properties;

32.	Management of golf courses, hotels, sports facilities, amusement parks, medical facilities, and restaurants, and travel business under the Travel Agency Act;

33.	Antique dealing related to works of art, watches, jewelry, and the like;

34.	Acquisition, planning, development, and sales of intangible property rights, such as industrial property rights, copyrights, etc. and know-how;

35.	Acquisition, planning, development, and sales of information processing systems/engineering, and other software;

36.	Contracting for business activities such as information processing, document creation, clerical processing, and the like;

37.	Ownership, management, purchase, and sale of securities, and financial operations;

38.	Operations related to solicitation concerning life insurance, nonlife insurance agent operations, and insurance agent under the Automobile Liability Security Act;

39.	General worker dispatching; and

40.	Any and all business operations related to the previous Items.

(Location of Head Office)

Article 3	The head office of the Company shall be located in the City of Osaka.

(Organs)

Article 4	The Company shall have the following organs in addition to General Meeting of Shareholders and Directors.

(1)	Board of Directors

(2)	Corporate Auditors

(3)	Board of Corporate Auditors; and

(4)	Accounting Auditor

(Method of Public Notice)

Article 5	Public notices of the Company shall be electronic public notices; provided, however, that if the Company is unable to issue an electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be issued in the Nihon Keizai Shimbun.

CHAPTER II. SHARES

(Total Number of Authorized Shares)

Article 6	The total number of authorized shares of the Company shall be three hundred and twenty million (320,000,000) shares.

(Issuance of Share Certificates)

Article 7	Share certificates for all shares of the Company shall be issued.

(Restriction on the Transfer of Shares)

Article 8	Shareholders or acquirers must obtain the consent of the Board of Directors for the transfer or acquisition of the shares of the Company.

(Number of Shares Constituting One Unit of Stock and Non-Issuance of Share Certificates Representing Shares Less than One Unit of Stock)

Article 9	The number of shares constituting one unit of stock shall be one thousand (1,000).

2)	Notwithstanding the Article 7, the Company shall not issue share certificates representing shares constituting less than one unit of stock.

(Types of Share Certificates)

Article 10	Share certificates shall be issued by the Company in three (3) denominations; namely, one hundred thousand (100,000) shares, ten thousand (10,000) shares, and one thousand (1,000) shares.

2)	In case that the Company deems it necessary, the Company may issue share certificates in denominations that are not listed in the previous Clause.

(Stock Transfer)

Article 11	In order to request stock transfer concerning shares of the Company, a written request must be submitted in the form prescribed by the Company, accompanied by share certificates.

2)	In case of stock transfer due to the reasons other than assignment, documentation providing proof of relevant acquisition must be submitted in addition to the procedures under the previous Clause. This is provided, however, that in case that share certificates have not been issued, it shall not be required to submit the same.

(Registration of Pledge and Indication of Trust Assets)

Article 12	In order to request registration of pledge or indication of trust assets in regard to the stocks of the Company, a written request signed and sealed by the relevant parties in the form prescribed by the Company must be submitted, accompanied by the share certificates. The same applies to deletion of the registration or indication.

(Reissuance of Share Certificates)

Article 13	In order to request reissuance of stock certificates due to reasons of stock split, stock consolidation, or defacement of share certificates, a signed and sealed written request in the form prescribed by the Company must be submitted, accompanied by the share certificates.

(Registration of Lost Share Certificate and Reissuance of Share Certificates)

Article 14	A party that has lost its share certificates may apply to the Company for registration of lost share certificates.

2)	A party that applies for registration of its lost share certificates shall submit an application in the form prescribed by the Company, accompanied by written documentation proving the fact of acquisition of share certificates, written documentation proving loss thereof, and a form of identification. Provided, however, that in case that a party applying for registration of its lost share certificates is a registered holder of share certificates for which application for registration of loss has been made or a registered pledgee of shares, only documentation proving the fact of loss of the share certificates shall be submitted.

3)	In the case that a party who has registered a loss of share certificates applies for deletion of such registration under the previous Clause, such party shall submit an application in the form prescribed by the Company.

4)	In the case that the lost share certificates under the previous Clauses have become invalid, the party that has registered loss of share certificates shall submit a written request in the form prescribed by the Company for reissuance of new valid share certificates.

(Non-possession of Share Certificates and Request for Issuance)

Article 15	A party that intends to apply for non-possession of share certificates must submit an application in the form prescribed by the Company, accompanied by the relevant share certificates. This is provided, however, that if the relevant share certificates have not been issued, it shall not be required to submit share certificates.

2)	No share certificates for which a party described above has applied under the previous Clause shall be issued or deposited.

3)	In the case that a shareholder who has applied under Clause 1 requests issuance of share certificates, such shareholder shall submit a written request in the form prescribed by the Company.

(Handling Charges)

Article 16	Handling charges for reissuance of share certificates and registration for lost share certificates shall be the total amount equivalent to stamp duty and consumption tax for the relevant newly issued share certificates.

(Notification concerning Name and Address, etc.)

Article 17	A shareholder, a pledgee, or a statutory representative of either thereof, must notify the Company of its full name, in the case of an individual, or its registered name, in the case of an entity, or trade name, and address, and must provide its seal impression, in the form prescribed by the Company.

2)	The same shall be applied to cases in which the subjects of notification under the previous Clause are changed.

CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

(Convening Period and Location)

Article 18	An ordinary general meeting of shareholders of the Company shall be convened in June each year, and extraordinary shareholders’ meetings shall be convened as needed.

2)	General meetings of shareholders may be convered within wards in Tokyo as well as at the location of the head office or in areas adjacent thereto.

(Record Date with respect to Ordinary General Meeting of Shareholders)

Article 19	The record date with respect to voting rights exercisable at an ordinary general meeting of shareholders of the Company shall be March 31 of each year.

(Authorized Convener and Chairman)

Article 20	The President shall convene the general meeting of shareholders and assume the chairmanship thereof, except as otherwise provided by laws and regulations. When the President is unable to act, another Director shall assume such duties of the President in accordance with the order of priority set in advance by a resolution of the Board of Directors.

(Exercise of Voting Rights by Proxy)

Article 21	A shareholder may exercise his/her voting rights by authorizing one (1) shareholder with voting rights to act as his/her proxy.

2)	A shareholder or his/her proxy shall submit to the Company a document evidencing his/her authority of representation for each general meeting of shareholders.

(Method of Adopting Resolutions)

Article 22	Except as otherwise provided by laws and regulations or by these Articles of Incorporation, all resolutions of a general meeting of shareholders shall be adopted by a majority of votes of the attending shareholders entitled to exercise voting rights.

2)	Resolutions to be adopted pursuant to Article 309, Paragraph 2 of the Companies Act may be adopted by two-thirds (2/3) or more of the votes of the attending shareholders who hold one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

(Election of Directors)

Article 23	Directors shall be elected at the general meeting of shareholders.

2)	Resolutions for the election of Directors shall be adopted by a majority vote of the attending shareholders who hold one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights.

3)	Resolutions for the election of Directors shall not be by cumulative voting.

(Number of Directors)

Article 24	The number of Directors of the Company shall not exceed fifteen (15).

(Term of Office of Directors)

Article 25	The term of office of a Director shall expire upon conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within two (2) years from his/her election to office.

2)	The term of office of a Director that has been elected as a substitute for a director resigning prior to expiration of term shall be the same period as the remaining period of the term of the predecessor.

(Notice of Convocation of the Board of Directors; Authorized Convener and Chairman)

Article 26	Notice of convening of the Board of Directors meeting shall be dispatched to Directors and Corporate Auditors three (3) days prior to the date of the meeting. This is provided, however, that the same shall not apply in case that the approval of all Directors and Corporate Auditors has been obtained.

2)	Except as otherwise provided by laws and regulations, the Chairman of the Board shall convene the meetings of the Board of Directors and act as the chairman thereof. When the chairman of the Board of Directors is lacking or is unable to act, another Director shall assume the duties thereof in accordance with the order of priority established in advance by the Board of Directors.

(Method and Omission of Resolutions at the Board of Directors Meeting)

Article 27	Resolutions of the Board of Directors meeting shall be approved by a majority of the votes of Directors present at a meeting at which a majority of Directors who may vote are present.

2)	When requirements provided for in Article 370 of the Companies Act are satisfied, resolutions of the Board of Directors of the Company shall be deemed to have been adopted.

(Representative Directors and Executive Directors)

Article 28	The Board of Directors of the Company shall elect by resolution Representative Directors.

2)	The Board of Directors may appoint by resolution one (1) Chairman of the Board and one (1) President.

CHAPTER V. CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

(Election of Corporate Auditors)

Article 29	Corporate Auditors shall be elected at the general meetings of shareholders.

2)	Resolutions for the election of Corporate Auditors shall be adopted by a majority vote of the attending shareholders who hold one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights.

(Number of Corporate Auditors)

Article 30	The number of Corporate Auditors of the Company shall not exceed five (5).

(Term of Office of Corporate Auditors)

Article 31	The term of office of a Corporate Auditor shall expire upon conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within four (4) years from his/her election to office.

2)	The term of office of a Corporate Auditor elected to fill a vacancy caused by retirement of a Corporate Auditor prior to the expiry of his/her term of office shall be the same as the remaining term of office of the retired Corporate Auditor.

(Full-Time Corporate Auditors)

Article 32	The Board of Corporate Auditors shall elect by resolution one or more full-time Corporate Auditors.

(Notice of Convocation of the Board of Corporate Auditors)

Article 33	Notice of convening of the Board of Corporate Auditors meeting shall be dispatched to Corporate Auditors three (3) days prior to the date of the meeting. This is provided, however, that the same shall not apply in the case that approval of all Corporate Auditors is obtained.

(Method of Resolution at a Board of Corporate Auditors Meeting)

Article 34	Except where otherwise provided by laws and regulations, resolutions of the Board of Corporate Auditors meeting shall be approved by a majority of the votes of Corporate Auditors in attendance.

CHAPTER VI. ACCOUNTS

(Business Year)

Article 35	The business year of the Company shall commence on April 1 of each year and shall end on March 31 of the following year.

(Record Date for Distribution from Surplus)

Article 36	The record date for payment of year-end dividends shall be March 31 of each year.

(Interim Dividends)

Article 37	The Company may grant interim dividends on December 31 each year as a record date based on a resolution of the Board of Directors.

(Expiration Period for Dividends)

Article 38	If dividends, which are to be paid in cash, are not claimed within three (3) years from the date of commencement of payment thereof, the Company shall be relieved of the obligation to make such payment.

2)	No interest shall be accrued on dividends payable or interim dividend payable.

End

Proposal for Amendment to the Articles of Incorporation of JFE SHOJI TRADE CORPORATION

At an ordinary general meeting of shareholders of JFE SHOJI TRADING CORPORATION scheduled to be held on June 23, 2011, a proposal for partial amendment of the Articles of Incorporation is scheduled to be approved as follows.

(Underlines show changed points)

Existing Articles of Incorporation		Proposed Amendments
CHAPTER I GENERAL PROVISIONS		CHAPTER I GENERAL PROVISIONS

(Trade Name)		(Trade Name)
Article 1	The name of the Company shall be JFE Shoji Kabushiki Kaisha and in English it shall be JFE SHOJI TRADE CORPORATION.	Article 1	(Same as at present)
(Purpose)		(Purpose)
Article 2	The purpose of the Company shall be to conduct the following businesses domestically and internationally.	Article 2	The purpose of the company shall be to conduct the following business activities and to control and manage business activities of companies undertaking the following business activities and foreign companies that undertake business activities equivalent thereto through owning of the stocks and equity thereof.
1.	Purchase, manufacture, and sale of articles of iron or steel and by-products thereof;	1.
2.	Purchase and sale of raw materials and indirect materials for steel production;	2.
3.	Purchase and sale of nonferrous metals;	3.	(No change)
4.	Purchase and sale of chemical products;	4.
5.	Purchase and sale of oil and fats, synthetic resins, and raw materials thereof;	5.
6.	Purchase and sale of machines and appliances, vehicles, and ships;	6.

7.	Purchase and sale of aircraft and components thereof;		(Deleted)

8.	Purchase and sale of electrical equipment, electronic devices, and communication equipment, and the components thereof;	7.
9.	Purchase and sale of coal, petroleum, gas, and other fuels, as well as petroleum products;	8.
10.	Purchase and sale of timber, cement, ceramic products, and materials for civil engineering and architecture;	9.	(No change)
11.	Purchase and sale of paper, pulp, and paper products;	10.
12.	Purchase and sale of wood chips;	11.

Existing Articles of Incorporation		Proposed Amendments
13.	Purchase and sale of fibrous sundry goods for daily use, sporting goods, and miscellaneous daily goods;	12.
14.	Purchase and sale of agricultural products, livestock products, and marine products;	13.	(No change)
15.	Purchase and sale of foods, alcohol beverages, soft drinks, and the like;	14.
16.	Purchase and sale of fertilizers, feedstuffs, and raw materials thereof;	15.

17.	Purchase and sale of precious metals and jewelry;		(Deleted)

18.	Purchase and sale of rawhide, leather, furs, artificial leather, and products thereof;	16.
19.	Purchase and sale of high-pressure gases, explosives, poisonous substances, dangerous drugs, pharmaceutical products, quasi-drugs, cosmetic products, industrial chemicals, and medical devices;	17.	(No change)
20.	Purchase and sale of plant materials, such as that of trees and plants;	18.
21.	Purchase and sale of rubber products;	19.

22.	Purchase and sale of other general products;	20.	Development, production, and manufacture of the products in 1 through 19.

23.	Trading business, agency business, brokerage business, and wholesale business related to the previous Items;	21.	Trading business, agency business, brokerage business, and wholesale business related to 1 through 19.

24.	Contract work for installment of machinery and equipment, and leasing thereof;	22.
25.	Contract work for construction, design, and construction management operations;	23.
26.	Warehousing business;	24.
27.	Marine transportation industry and related agency business;	25.	(No change)
28.	Freight services and forwarder’s agency business;	26.
29.	Rental of vehicles and materials for civil engineering and construction;	27.

30.	Leasing, brokerage, and management of aircraft;		(Deleted)

31.	Purchase, sale, lease, brokerage, and management of real estate properties;	28.	(No change)

32.	Management of golf courses, hotels, sports facilities, amusement parks, medical facilities, and restaurants, and travel business under the Travel Agency Act;		(Deleted)

33.	Antique dealing related to works of art, watches, jewelry, and the like;	29.	Antique dealing related to scraps and the like.

Existing Articles of Incorporation		Proposed Amendments
34.	Acquisition, planning, development, and sales of intangible property rights, such as industrial property rights, copyrights, etc. and know-how;	30.
35.	Acquisition, planning, development, and sales of information processing systems/engineering, and other software;	31.	(No change)
36.	Contracting for business activities such as information processing, document creation, clerical processing, and the like;	32.

37.	Ownership, management, purchase, and sale of securities, and financial operations;	33.	Financial operations such as ownership, management, purchase, and sale of securities, and granting of credit such as loans and guarantees of debt, and intermediation related thereto.

38.	Operations related to solicitation concerning life insurance, nonlife insurance agent operations, and insurance agent under the Automobile Liability Security Act;		(Deleted)

39.	General worker dispatching; and	34.	(No change)

40.	Any and all business operations related to the previous Items.	35.	Any and all business operations related to 1 through 34.

(Location of Head Office)		(Location of Head Office)

Article 3	The head office of the Company shall be located in the City of Osaka.	Article 3	The head office of the Company shall be located in the City of Osaka.

(Organs)		(Organs)

Article 4	The Company shall have the following organs in addition to General Meeting of Shareholders and Directors.	Article 4	(No change)

(1) Board of Directors

(2) Corporate Auditors

(3) Board of Corporate Auditors; and

(4) Accounting Auditor

(Method of Public Notice)		(Public Notice Method)

Article 5	Public notices of the Company shall be electronic public notices; provided, however, that if the Company is unable to issue an electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be issued in the Nihon Keizai Shimbun.	Article 5	(No change)

CHAPTER II. SHARES		CHAPTER II. SHARES

(Total Number of Shares Authorized to be Issued)		(Total Number of Shares Authorized to be Issued)

Article 6	The total number of shares authorized to be issued by the Company shall be three hundred and twenty million (320,000,000) shares.	Article 6	(No change)

(Issuance of Share Certificates)			(Deleted)

Article 7	Share certificates for all shares of the company shall be issued.

Existing Articles of Incorporation		Proposed Amendments
(New)		(Acquisition of Treasury Stocks through Resolution of Board of Directors)

		Article 7	The Company may acquire treasury stock through market trade based on a resolution of the Board of Directors in accordance with the provisions of Article 165 paragraph 2 of the Companies Act.

(Restriction on the Transfer of Shares)			(Deleted)

Article 8	Shareholders or acquirers must obtain the consent of the Board of Directors for the transfer or acquisition of the shares of the Company.

(Number of Shares Constituting One Unit of Stock and Non-Issuance of Share Certificates representing Shares Less than One Unit of Stock)		(Number of Shares Constituting One Unit of Stock)

Article 9	The number of shares constituting one unit of stock shall be one thousand (1,000).	Article 8	The number of shares constituting one unit of stock shall be one hundred (100).

2)	Notwithstanding the Article 7, the Company shall not issue share certificates representing shares constituting less than one unit of stock.		(Deleted)

	(New)	(Transfer Agent)

		Article 9	The Company shall appoint a transfer agent.

		2)	The transfer agent and its business office shall be designated by resolution of the Board of Directors of the Company.

		3)	Preparation and retention of the register of shareholders, the ledger of stock acquisition rights, as well as any other business with respect to the register of shareholders, the ledger of stock acquisition rights of the Company, shall be entrusted to the transfer agent and shall not be handled by the Company.

	(New)	(Share Handling Regulations)

		Article 10	The business and handling charges pertaining to shares of the Company shall be governed by, in addition to laws and regulations or these Articles of Incorporation, the Share Handling Regulations adopted or amended by resolution of the Board of Directors of the Company.

Existing Articles of Incorporation		Proposed Amendments
(Types of Share Certificates)		(Deleted)

Article 10	Share certificates shall be issued by the Company in three (3) denominations; namely, one hundred thousand (100,000) shares, ten thousand (10,000) shares, and one thousand (1,000) shares.

2)	In case that the Company deems it necessary, the Company may issue share certificates in denominations that are not listed in the previous Clause.

(Stock Transfer)		(Deleted)

Article 11	In order to request stock transfer concerning shares of the Company, a written request must be submitted in the form prescribed by the Company, accompanied by share certificates.

2)

In case of stock transfer due to the reasons other than assignment, documentation providing proof of relevant acquisition must be submitted in addition to the procedures under the previous Clause. This is provided, however, that in case that share certificates have not been issued, it shall not be required to submit the same.

(Registration of Pledge and Indication of Trust Assets)		(Deleted)

Article 12	In order to request registration of pledge or indication of trust assets in regard to the stocks of the Company, a written request signed and sealed by the relevant parties in the form prescribed by the Company must be submitted, accompanied by the share certificates. The same applies to deletion of the registration or indication.

(Reissuance of Share Certificates)		(Deleted)

Article 13	In order to request reissuance of stock certificates due to reasons of stock split, reverse stock split, or defacement of share certificates, a signed and sealed written request in the form prescribed by the Company must be submitted, accompanied by the share certificates.

Existing Articles of Incorporation		Proposed Amendments
(Registration of Lost Share Certificate and Reissuance of Share Certificates)		(Deleted)

Article 14	A party that has lost its share certificates may apply to the Company for registration of lost share certificates.

2)	A party that applies for registration of its lost share certificates shall submit an application in the form prescribed by the Company, accompanied by written documentation proving the fact of acquisition of share certificates, written documentation proving loss thereof, and a form of identification. Provided, however, that in the case that a party applying for registration of its lost share certificates is a registered holder of share certificates for which application for registration of loss has been made or a registered pledgee of shares, only documentation proving the fact of loss of the share certificates shall be submitted.

3)	In the case that a party who has registered a loss of share certificates applies for deletion of such registration under the previous Clause, such party shall submit an application in the form prescribed by the Company.

4)

In the case that the lost share certificates under the previous Clauses have become invalid, the party that has registered loss of share certificates shall submit a written request in the form prescribed by the Company for reissuance of new valid share certificates.

(Non-possession of Share Certificates and Request for Issuance)		(Deleted)

Article 15	A party that intends to apply for non-possession of share certificates must submit an application in the form prescribed by the Company, accompanied by the relevant share certificates. This is provided, however, that in the case that the relevant share certificates have not been issued, the party shall not be required to submit share certificates.

2)	No share certificates for which a party described above has applied under the previous Clause shall be issued or deposited.

3)	In the case that a shareholder who has applied under Clause 1 requests issuance of share certificates, such shareholder shall submit a written request in the form prescribed by the Company.

Existing Articles of Incorporation		Proposed Amendments
(Handling Charges)

Article 16	Handling charges for reissuance of share certificates and registration for lost share certificates shall be the total amount equivalent to stamp duty and consumption tax for the relevant newly issued share certificates.		(Deleted)

(Notification concerning Name and Address, etc.)			(Deleted)

Article 17	A shareholder, a pledgee, or a statutory representative of either thereof, must notify the Company of its name or trade name, and address, and must provide its seal impression, in the form prescribed by the Company.

2)	The same shall be applied to cases in which the subjects of notification under the previous Clause are changed.

CHAPTER III. GENERAL MEETING OF SHAREHOLDERS		CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

(Convening Period and Location)		(Convocation)

Article 18	An ordinary general meeting of shareholders of the Company shall be convened in June each year, and extraordinary shareholders’ meetings shall be convened as needed.	Article 11	The ordinary general meeting of shareholders of the Company shall be convened in June each year.

2)	General meetings of shareholders may be convered within wards in Tokyo as well as at the location of the head office or in areas adjacent thereto

	(New)	2)	In addition to the provision under the previous Clause, if necessary, extraordinary shareholders’ meetings shall be convened.

2)	General meetings of shareholders may be convened within wards in Tokyo as well as at the location of the head office or in areas adjacent thereto.		(Deleted)

(Record Date with respect to Ordinary General Meeting of Shareholders)		(Record Date with respect to Ordinary General Meeting of Shareholders)

Article 19	The record date with respect to voting rights exercisable at an ordinary general meeting of shareholders of the Company shall be March 31 of each year.	Article 12	(No change)

Existing Articles of Incorporation		Proposed Amendments
(Convocation of Meetings and Chairman)		(Convocation of Meetings and Chairman)

Article 20	The President shall convene the general meeting of shareholders and assume the chairmanship thereof, except as otherwise provided by laws and regulations. When the President is unable to act, another Director shall assume such duties of the President in accordance with the order of priority set in advance by the Board of Directors.	Article 13	The President shall convoke the general meeting of shareholders and assume the chairmanship thereof, except as otherwise provided by laws and regulations.

	(New)	2)	When the President is unable to act, another Director shall assume such duties of the President in accordance with the order of priority set in advance by the Board of Directors.

(Exercise of Voting Rights by Proxy)		(Exercise of Voting Rights by Proxy)

Article 21	A shareholder may exercise his/her voting rights by authorizing one (1) shareholder with voting rights to act as his/her proxy.	Article 14	(No change)

2)	A shareholder or his/her proxy shall submit to the Company a document evidencing his/her authority of representation for each general meeting of shareholders.	2)	A shareholder or his/her proxy shall submit to the Company a document evidencing his/her authority of representation for each general meeting of shareholders.

	(New)	(Disclosure via the Internet of the Reference Documents for the General Meeting of Shareholders, etc. and the Deemed Provision of Information)

		Article 15	The Company shall be deemed to have provided the shareholders with the necessary information with respect to the matters to be stated or indicated in the reference documents for the general meeting of shareholders, the business reports, the financial statements and the consolidated financial statements, by disclosing such information via the Internet in accordance with the Ordinance of the Ministry of Justice.

(Method of Adopting Resolutions)		(Method of Adopting Resolutions)

Article 22	Except as otherwise provided by laws and regulations or by these Articles of Incorporation, all resolutions of a general meeting of shareholders shall be adopted by a majority of votes of the attending shareholders entitled to exercise voting rights.	Article 16	Except as otherwise provided by laws and regulations or by these Articles of Incorporation, all resolutions of a general meeting of shareholders shall be adopted by a majority of votes of the attending shareholders entitled to exercise voting rights.

2)	Resolutions to be adopted pursuant to Article 309, Paragraph 2 of the Companies Act may be adopted by two-thirds (2/3) or more of the votes of the attending shareholders who hold one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights.	2)	(No change)

Existing Articles of Incorporation		Proposed Amendments
CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS		CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

(Election of Directors)		(Election of Directors)

Article 23	Directors shall be elected at the general meeting of shareholders.	Article 17	(No change)

2)	Resolutions for the election of Directors shall be adopted by a majority vote of the attending shareholders who hold one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights.

3)	Resolutions for the election of Directors shall not be by cumulative voting.

(Number of Directors)		(Number of Directors)

Article 24	The number of Directors of the Company shall not exceed fifteen (15).	Article 18	(No change)

(Term of Office of Directors)		(Term of Office of Directors)

Article 25	The term of office of a Director shall expire upon conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within two (2) years from his/her election to office.	Article 19	(No change)

2)	The term of office of a Director that has been elected as a substitute for a director resigning prior to expiration of term shall be the same period as the remaining period of the term of the predecessor.		(Deleted)

(Notice of Convocation of the Board of Directors and Convocation of Meetings and Chairman)		(Notice of Convocation of the Board of Directors and Convocation of Meetings and Chairman)

Article 26	Notice of convening of the Board of Directors meeting shall be dispatched to Directors and Corporate Auditors three (3) days prior to the date of the meeting. This is provided, however, that the same shall not apply in case that the approval of all Directors and Corporate Auditors has been obtained.	Article 20	(No change)

2)	Except as otherwise provided by laws and regulations, the Chairman of the Board shall convene the meetings of the Board of Directors and act as the chairman thereof. When the chairman of the Board of Directors is lacking or is unable to act, another Director shall assume the duties thereof in accordance with the order of priority established in advance by the Board of Directors.

Existing Articles of Incorporation		Proposed Amendments
(Method and Omission of Resolutions at the Board of Directors Meeting)		(Method and Omission of Resolutions at the Board of Directors Meeting)

Article 27	Resolutions of the Board of Directors meeting shall be approved by a majority of the votes of Directors present at the meeting at which a majority of Directors who may vote are present.	Article 21	(No change)

2)	When requirements provided for in Article 370 of the Companies Act are satisfied, resolutions of the Board of Directors of the Company shall be deemed to have been adopted.

(Representative Directors and Executive Directors)		(Representative Directors and Executive Directors)

Article 28	The Board of Directors of the Company shall elect by resolution Representative Directors.	Article 22	(No change)

2)	The Board of Directors may appoint by resolution one (1) Chairman of the Board and one (1) President.

	(New)	(Limitation of Liabilities of Directors)

Article 23

Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may release Directors (including former Directors) from liabilities for damages arising from negligence in the performance of their duties, to the extent permitted by laws and regulations, in accordance with resolution of the Board of Directors of the Company.

		2)	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with each of the Outside Directors to the effect that any liability for damages of such Outside Director arising from negligence in the performance of his/her duties shall be limited. This is provided, however, that the liability limit under the corresponding agreement shall be the minimum liability limit provided by the Article 425 of the Companies Act.

CHAPTER V. CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS		CHAPTER V. CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

(Election of Corporate Auditors)		(Election of Corporate Auditors)

Article 29	Corporate Auditors shall be elected at the general meetings of shareholders.	Article 24	(No change)

2)	Resolutions for the election of Corporate Auditors shall be adopted by a majority vote of the attending shareholders who hold one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights.

Existing Articles of Incorporation		Proposed Amendments
(Number of Corporate Auditors)		(Number of Corporate Auditors)

Article 30	The number of Corporate Auditors of the Company shall not exceed five (5).	Article 25	(No change)

(Term of Office of Corporate Auditors)		(Term of Office of Corporate Auditors)

Article 31	The term of office of a Corporate Auditor shall expire upon conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within four (4) years from his/her election to office.	Article 26	(No change)

2)	The term of office of a Corporate Auditor elected to fill a vacancy caused by retirement of a Corporate Auditor prior to the expiry of his/her term of office shall be the same as the remaining term of office of the retired Corporate Auditor.		(Deleted)

(Full-Time Corporate Auditors)		(Full-Time Corporate Auditors)

Article 32	The Board of Corporate Auditors shall elect by resolution one or more full-time Corporate Auditors.	Article 27	(No change)

(Notice of Convocation of the Board of Corporate Auditors)		(Notice of Convocation of the Board of Corporate Auditors and Convocation of Meetings and Chairman)

Article 33	Notice of convocation of a meeting of the Board of Corporate Auditors of the Company shall be sent to each Corporate Auditor at least three (3) days prior to the meeting. This is provided, however, that the same shall not apply in the case that approval of all Corporate Auditors is obtained.	Article 28	(No change)

	(New)	2)	The Board of Corporate Auditors meeting shall be convened by a Corporate Auditor designated in advance at a Board of Corporate Auditors meeting, and such Corporate Auditor shall assume the chairmanship thereof. This is provided, however, that another Corporate Auditor shall not be prevented from convening the same and assuming the chairmanship thereof, if necessary.

(Method of Resolution at a Board of Corporate Auditors Meeting)		(Method of Resolution at a Board of Corporate Auditors Meeting)

Article 34	Except where otherwise provided by law, resolutions of the board of Corporate Auditors meeting shall be approved by a majority of the votes of shareholders in attendance.	Article 29	(No change)

Existing Articles of Incorporation		Proposed Amendments
	(New)	(Limitation of Liabilities of Corporate Auditors)

		Article 30	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may release Corporate Auditors (including former Corporate Auditors) from liabilities for damages arising from negligence in the performance of their duties, to the extent permitted by laws and regulations, in accordance with resolution of the Board of Directors of the Company.

		2)	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with each of the Outside Corporate Auditors to the effect that any liability for damages of such Outside Corporate Auditor arising from negligence in the performance of his/her duties shall be limited. This is provided, however, that the liability limit under the corresponding agreement shall be the minimum liability limit provided by Article 425 of the Companies Act.

CHAPTER VI ACCOUNTS		CHAPTER VI. ACCOUNTS

(Business Year)		(Business Year)

Article 35	The business year of the Company shall commence on April 1 of each year and shall end on March 31 of the following year.	Article 31	(No change)

(Record Date for Distribution from Surplus)		(Record Date for Distribution from Surplus)

Article 36	The record date for payment of year-end dividends shall be March 31 of each year.	Article 32	(Same as at present)

	(New)	2)	The Company may grant interim dividends on September 30 each year as a record date based on a resolution of the Board of Directors.

(Interim Dividends)

Article 37	The Company may grant interim dividends on December 31 each year as a record date based on a resolution of the board of directors.	(Old provision has been deleted and new provision of Article 32 (2) has been established.)

(Expiration Period for Dividends)		(Expiration Period for Dividends)

Article 38	If dividends, which are to be paid in cash, are not claimed within three (3) years from the date of commencement of payment thereof, the Company shall be relieved of the obligation to make such payment.	Article 33	(No change)

2)	No interest shall be accrued on dividends payable or interim dividend payable.

	(New)		(Supplementary provisions)

Existing Articles of Incorporation	Proposed Amendments
(New)	Article 1	Voting rights for the first ordinary general meeting of shareholders of the Company to be held on or after April 1, 2012, shall be granted to shareholders who are recorded in shareholders’ register of the Company as of April 1, 2012. In such case, the provisions of Article 12 shall not apply.

(New)	Article 2	The dividend record date for surpluses at the first ordinary general meeting of shareholders of the Company to be held on or after April 1, 2012, shall be April 1, 2012. In such case, the provisions of Article 32 Clause 1 shall not apply.

(New)	Article 3	The provisions of the previous Articles and this Article shall remain valid until the closing of an ordinary general meeting of shareholders of the Company provided by the previous two (2) Articles. The provisions of the previous Articles and this Article shall be deleted by the elapse of such date.

End		End

B U S I N E S S    R E P O R T

(From April 1, 2010 to March 31, 2011)

1. Overview of business activities

(1) Developments and results of business activities

In the global economy during the current fiscal year, the emerging nations of Asia registered solid results on the back of robust personal consumption resulting from an improvement in employment and income conditions. In developed countries such as the United States, the trend towards recovery gathered pace due to recovery in personal consumption as a result of economic stimulus measures and also increased growth resulting from growing exports centering on the emerging nations.

In Japan, gradual recovery of the overall economy continued thanks to increasing capital investment against a background of recovery in corporate profits in addition to an increase in exports following the recovery in overseas economies from the first half of the current year although a reduction in personal consumption was observed in response to the completion of consumption stimulus packages such as subsidies under the government-backed eco-car project. However, at the present time, the precise ongoing impact of the Great East Japan Earthquake that occurred on March 11 on the Japanese economy is unknown, and therefore forward-looking prospects are unclear.

In the steel industry, demand remained sluggish in the construction and civil engineering sectors in Japan due to a reduction in public investment, but the automotive sector remained buoyant centered on exports despite a reduction in output volumes following the termination of subsidies under the government-backed eco car project, and the construction and industrial machinery sectors continued to show recovery. Steel demand showed a gentle recovery, with strong exports to customers in the emerging economies in Asia such as China.

In the steel business, domestically, we achieved a large improvement in profit as a result of expansion in the range of our products and proactive sales activities to new clients in addition to thorough efforts made in the cost reduction although many of our group companies reported sluggish performances due to the effect of the global financial crisis that occurred in the middle of 2008. We have also pushed forward with reconstruction of an efficient processing system, and HOKURIKU STEEL CO., LTD, one of the Group’s companies, that produces construction machinery and processes thick steel plate for construction, has decided to merge two production bases in Toyama Prefecture into a single base in response to longer term demand trends. Overseas, we aggressively expanded sales in emerging markets in Asia and the Middle East, while also focusing marketing activities on the environmental field, most notably wind power generation, and the energy field, including petrochemical plants and oil drilling facilities. To meet demand for steel sheets in the automotive sector, where further growth is anticipated in the future, we established STEEL ALLIANCE SERVICE CENTER Co., LTD in Thailand as the Company’s fourteenth overseas steel processing center, through a joint venture with Summit Group. In addition, we established a steel processing center in India. Geared to the automotive industry, it was set up as a joint venture with Metal One Corporation, Suzuki Motor Corporation and Maruti Suzuki India Limited. In addition to these initiatives, it was agreed that the three companies of JFE Steel Corporation, JFE SHOJI TRADE SHANGHAI CO., LTD. and Suzhou HeSheng Special Material Co., Ltd, that is a large manufacturer of Pre-Coated Metal plate (PCM plate) for home electronics and high-quality construction materials, are going to set up a company located in Jiangsu Province in China for production and sales of PCM plate. With regard to equipment investment, we bolstered facilities at ZHEJIANG JFE SHOJI STEEL PRODUCTS CO., LTD. and Guangzhou JFE Shoji Steel Products Co., Ltd. in China, and also CENTRAL METALS (THAILAND) Ltd. in Thailand, the Group’s established steel material processing centers, to deal with medium- to long-term demand.

In the raw materials sector, we began a review of the possible future impact of the Chinese government’s curbs on power usage and toughened export tax regime, and took near-term measures to secure supplies of silicon- and manganese-based ferroalloys, products for which our dependence on China is significant. In addition, we also took active measures to expand sales of chrome molybdenum for high-grade steel. In the scrap iron field, we continued measures to upgrade domestic shipment collection points and develop new suppliers to enable us to respond more swiftly to changing demand from blast- and electric-furnace steelmakers. With regard to the main materials for steelmaking, we took measures to swiftly switch coal procurement to US and Chinese suppliers to secure stable provision to our customers, following the suspension in coal shipments due to numerous flooded coal mines at the time of Australia’s Queensland flood last year-end. In addition, we strove to expand sales of thermal coal to general industries such as electrical companies as well as sales of coking coal to steelmakers.

In addition, for the purpose of securing a further earnings base and building relationships with resource suppliers, we continued to invest aggressively in resources. In the coal sector, we have acquired new interests in Australia, to ensure stable long-term supplies of high-grade coking, PCI and thermal coal.

As a result of the above, net sales for the fiscal year increased ¥202.252 billion year on year to ¥1,626.484 billion, ordinary income increased ¥771 million to ¥15.442 billion, and net income decreased ¥293 million to ¥9.249 billion.

(2) Issues to be addressed

In the global economy hereafter, despite the concern regarding slowing growth as a result of the strengthened measures to prevent inflation in the emerging nations of Asia, business expansion is anticipated to progress since we believe that exports will grow centered on those to the United States in addition to exports within the Asian region, and that individual consumption will continue to increase. In developed countries a trend of recovery is expected to continue Having observed that exports to the emerging nations of Asia and other countries are registering solid results on the whole, continued recovery is anticipated.

In Japan, it is anticipated that the economy will continue on a path to improvement centering on recovery in exports. However, there is growing concern of the indirect effects caused by the Great East Japan Earthquake, including reduction in corporate activities resulting from slowing component procurement and also power shortages caused by the accident at the Fukushima nuclear power plant, and stagnating personal consumption due to deteriorating employment or wage environment, as well as concern of the direct damage to the affected regions. Therefore, the outlook of the Japanese economy is uncertain although some restoration-related demand is expected.

In the steel industry, in the domestic market, the automotive and other manufacturing industries are experiencing an adjustment of production due to the effect of the Great East Japan Earthquake and the outlook remains uncertain. We expect exports to remain firm, principally to the Asian economies, and overall steel demand recovery is expected to remain gradual.

Thus, uncertainty of the Company’s business environment is increasing and we will need to monitor conditions carefully going forward, as a number of concerns remain. Concerns include weakening supply and demand trends for steel materials in China and other Asian countries, an increase in oil prices caused by political instability in the Middle East, rising prices for raw materials such as iron ore or coking coal and interest rate and exchange-rate movements, in addition to the effect of the Great East Japan Earthquake.

JFE Shoji Group has drawn up Second Medium-Term Management Plan covering the three years from April 2009 to March 2012. As the Second Medium Term Management Plan is intended to be satisfied during the coming fiscal year, utilizing full resources of the Group, we are going to continue working towards the achievement of our medium-term targets.

More specifically, we are pursuing the following issues in order to capture foreign demand that is considered to increase over the medium- to long-term.

In the steel business,

(1)	To further strengthen established overseas sales bases and steel processing centers;

(2)	To build new steel processing centers to respond to demand from China, India and other emerging countries;

(3)	To build partnerships with the Company’s counterparties and other companies involved in the steel business, including through capital participations, particularly in Asia; and

(4)	To take on challenges to expand sales to new customers in the Middle East, Africa and Latin American regions.

In the raw materials business,

(1)	To develop new suppliers of steel materials and secure auxiliary material supplies for steelmaking; and

(2)	To further step up export and import activities and build trilateral (three-country) trading relationships with the emerging economies.

In the machinery business,

(1)	To focus on procuring equipment for the Group companies and companies with which the Group has a business alliance; and

(2)	To proactively contribute to the development of our overseas customer base and expansion of our markets.

JFE Shoji Group is currently working proactively to improve customer satisfaction. Through this work, we aim to review thoroughly some vital points, including whether we are truly functioning to satisfy our customers and responding to our customers’ requests, and so expand sales by developing sales initiatives, always taking the customers’ perspective.

The JFE Shoji Group always consider training and strengthening our human resources as the highest priority management issue, and we will further enhance our OJT education, expand our training programs and implement systematic personnel rotation, in addition to encouraging all employees in the Group, particularly on the staff at a manager level, to raise their awareness of staff training, in order to develop enthusiastic employees who can respond to the changing times, and who have a global outlook and the ability to flourish both in Japan and overseas.

[Reorganization of JFE Shoji Group]

In preparation for Third Medium-Term Management Plan that is to be implemented from 2012, the Group has decided to review our current holdings structure in order to ensure to establish a swift and expeditious group management under a simpler structure.

More specifically, the Company will carry out an absorption-type merger on October 1, 2011 with the Company designated as the surviving company and KAWASHO REAL ESTATE CORPORATION, a fully-owned subsidiary of JFE SHOJI HOLDINGS, INC. designated as the extinguished company, and then the Company will execute another absorption-type merger on April 1, 2012 with the Company designated as the surviving company and JFE SHOJI HOLDINGS, INC. as the extinguished company.

[JFE Shoji Group organization]

We hope that you will continue to favor us with your support and encouragement as we pursue these endeavors.

(3) Changes in results of operations and financial position

		60th term March 31, 2008	61st term March 31, 2009	62nd term March 31, 2010	63rd term (current) March 31, 2011
Net sales	(¥ million)	1,854,886	2,106,616	1,424,232	1,626,484
Ordinary income	(¥ million)	25,689	26,291	14,671	15,442
Net income	(¥ million)	16,456	16,104	9,542	9,249
Earnings per share		¥55.71	¥54.52	¥32.30	¥31.31
Net assets	(¥ million)	40,363	35,381	46,443	53,174
Total assets	(¥ million)	430,079	414,127	364,512	395,486

(4) Parent company and principal subsidiaries (as of March 31, 2011)

1)	Relationship with Parent Company

The parent company of the Company is JFE SHOJI HOLDINGS, INC. and holds 100% of the shares of the Company.

2)	Principal subsidiaries

Company name	Share capital		Percentage of voting rights held by the Company	Principal business
	¥ million		%
JFE Shoji Trade Steel Construction Materials Corporation		900	100.0	Sales of steel material and reinforced products, etc. for construction and civil engineering.
JFE SHOJI PIPE&FITTING TRADE CORPORATION		500	100.0	Sales of steel pipe products, etc.
JFE SHOJI CONSTRUCTION MATERIALS SALES CORPORATION		390	100.0	Sales of construction materials products and materials for civil engineering and construction, etc.
JFE SHOJI TRADE AMERICA INC.	US$	thousand 21,300	100.0	Imports, exports and wholesale trade

(5) Principal business (as of March 31, 2011)

The Company conducts domestic and import/export transactions of various types of products as the principal business. The range of products covered includes steel products, steel materials, non-ferrous metals, chemicals, fuel, machinery and ships.

(6) Principal offices (as of March 31, 2011)

Domestic	[	Head Office	]	Osaka (Main branch)	1-6-20, Dojima, Kita-ku, Osaka
				Tokyo	2-7-1, Otemachi, Chiyoda-ku, Tokyo

	[	Office	]	Nagoya

	[	Branch	]	Hokkaido (Sapporo-city), Tohoku (Sendai-city), Niigata, Shizuoka, Hokuriku (Toyama-city), Okayama (Kurashiki-city), Hiroshima, Shikoku (Takamatsu-city), Kyushu (Fukuoka-city)

	[	Sub-branch	]	Chiba-Minami (Chiba-city), Keihin (Kawasaki-city), Hamamatsu, Chita (Handa-shi), Fukuyama, Kurashiki, Naha

Overseas	[	Branch	]	Taipei (Taiwan), Singapore, Dusseldorf (Germany), Middle East (Dubai (UAE)),

	[	Representative Office/Office	]	Beijing (China), Kaohsiung (Taiwan), Ho Chi Minh (Vietnam)

(In addition to the above, the Company has the following locally incorporated companies;

JFE SHOJI TRADE AMERICA INC., JFE SHOJI TRADE DO BRASIL LTDA., JFE SHOJI TRADE HONG KONG LTD., JFE SHOJI TRADE AUSTRALIA PTY., LTD., JFE SHOJI TRADE KOREA LTD., JFE SHOJI TRADE BEIJING CO., LTD., JFE SHOJI TRADE SHANGHAI CO., LTD., JFE SHOJI TRADE GUANGZHOU CO., LTD., JFE SHOJI TRADE THAILAND, LTD., P.T., JFE SHOJI TRADE INDONESIA, JFE SHOJI TRADE PHILIPPINES, INC., JFE SHOJI TRADE MALAYSIA SDN. BHD. and JFE SHOJI TRADE INDIA PVT. LTD.)

(7) Employees (as of March 31, 2011)

Number of employees	Increase (Decrease) from March 31, 2010	Average age	Average length of service
1,308	3	41 years and 3 months	16 years 0 month
(Note)	The number of employees includes those on domestic and overseas secondment, but excludes overseas locally employed staff (44 persons).

(8) Major borrowings (as of March 31, 2011)

Lenders	Outstanding Balance
¥ million
Mizuho Corporate Bank, Ltd.	15,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	10,000
Sumitomo Mitsui Banking Corporation	10,000

(9) Transfer of businesses and corporate reorganization

In order to enhance and expand the electronics business within JFE Shoji Group and also to centralize and integrate said business which is spread out within the Group, the Company and JFE SHOJI HOLDINGS, INC. concluded an absorption-type split agreement at the Board of Directors Meeting held on October 22, 2010, according to which the rights and responsibilities in relation to the management business of Kawasho Electronics Corporation, a wholly-owned subsidiary of the Company, are demerged and assumed by JFE SHOJI HOLDINGS, INC., a wholly-owning parent of the Company.

(Note)	For the Company (splitting company), this absorption-type demerger is considered as a simple absorption-type split in accordance with Article 784, Paragraph 1 of the Companies Act, and for JFE SHOJI HOLDINGS, INC. (successor company), this split is also considered as a simple absorption-type split in accordance with Article 796, Paragraph 3 of the Companies Act. Both the companies therefore have resolved the absorption-type split at a Board of Directors Meeting without seeking approval in a general shareholders meeting.

Further, on January 1, 2011, which was the effective date of the split mentioned above, Kawasho Electronics Corporation, a subsidiary of the Company, became a wholly-owned subsidiary of JFE SHOJI HOLDINGS, INC.

Furthermore, as of the same date, Kawasho Electronics Corporation that then entered under the umbrella of JFE SHOJI HOLDINGS, INC. was merged with Kawasho Semiconductor Corporation that was also under the same umbrella, and Kawasho Semiconductor Corporation, surviving company of the merger, commenced its business under a new company name, JFE SHOJI ELECTRONICS CORPORATION.

2. Shares and Shareholders of the Company (as of March 31, 2011)

(1) Total number of shares issued

Ordinary shares	295,365,187

(Note)	On April 1, 2011, the matter related to merging of shareholdings was approved at an extraordinary meeting of shareholders.
As a result, currently as of April 1, 2011, the number of issued shares for the Company is 236,777,704.

(2) Number of shareholders	1

(3) Major shareholder

Name of shareholder	Number of shares held	Ratio of shareholding
	thousands	%
JFE SHOJI HOLDINGS, INC.	295,365	100.0

3. Stock acquisition rights

No significant matters to report.

4. Directors and Corporate Auditors

(1) Directors and Corporate Auditors (as of March 31, 2011)

Name	Position	Principal duty	Significant concurrent posts
*Mikio Fukushima	President		President of JFE SHOJI HOLDINGS, INC.

*Yuji Imataka	Director	Assistant President, Executive Head of Steel Planning Dept., District Structual & Pipe Business Promotion Dept., Eastern District Steel Division No.1, Eastern District Steel Division No.2, Electrical Appliance Steel Division, Steel Overseas Division, Central District Steel Division and Western District Steel Division	Vice President of JFE SHOJI HOLDINGS, INC.

*Hisao Osato	Director	Assistant President, Head of Raw materials, Machinery & Materials Business Unit, General Manager, Raw materials Division No.1, General Manager, Raw materials Division No.2 and General Manager, Ships, Fuel & Chemicals Division, General Manager, Machinery & Materials Division	Director of JFE SHOJI HOLDINGS, INC.

*Kohei Yoshioka	Director	Assistant President, Executive Head of General Affairs Dept., Human Resources Dept., Finance & Corporate Account Dept., Business Accounting Dept., Credit Dept., Legal Dept., Internal Auditing Dept., Corporate Planning Dept., Affiliate Company Coordination Dept., Overseas Business Management Dept., CSR PLANNING & PROMOTION DEPT., and Technical Planning & Support Dept., Head of ENVIRONMENTAL AUDITING DEPT., Head and in charge of INFORMATION TECHNOLOGY PLANNING DEPT.	Senior Managing Director of JFE SHOJI HOLDINGS, INC.

*Katsuhiro Takaya	Director	Assistant President, Soga Waterfront Development Cooperation Team, Executive Head of Steel Planning Dept., District Structual & Pipe Business Promotion Dept., General Manager of Eastern District Steel Division No.1, Eastern District Steel Division No.2, and Central District Steel Division, Head of Western District Steel Division	Director of JFE SHOJI HOLDINGS, INC.

Name	Position	Principal duty	Significant concurrent posts
Hidehiko Ogawa	Director	Executive Head of JFE SHOJI TRADE AMERICA INC., JFE SHOJI TRADE KOREA LTD., TAIPEI BRANCH, JFE SHOJI TRADE BEIJING CO., LTD., BEIJING REPRESENTATIVE OFFICE, JFE SHOJI TRADE SHANGHAI CO., LTD., JFE SHOJI TRADE GUANGZHOU CO., LTD., JFE SHOJI TRADE HONG KONG LTD., DUSSELDORF BRANCH, JFE SHOJI TRADE PHILIPPINES, INC., JFE SHOJI TRADE THAILAND, LTD., HO CHI MINH REPRESENTATIVE OFFICE, JFE SHOJI TRADE INDIA PVT. LTD., JFE SHOJI TRADE MALAYSIA SDN. BHD., SINGAPORE BRANCH, P.T. JFE SHOJI TRADE INDONESIA, and MIDDLE EAST BRANCH (DUBAI) General Manager of Electrical Appliance Steel Division, Head of Steel Overseas Division	Director of JFE SHOJI HOLDINGS, INC.

Keiichi Teramura	Corporate Auditor (Standing)		Corporate Auditor of JFE SHOJI HOLDINGS, INC.

Hidenori Tazawa	Corporate Auditor (Standing)

Masakazu Kurushima	Corporate Auditor		Corporate Auditor of JFE SHOJI HOLDINGS, INC. (Standing)

Makoto Hara	Corporate Auditor		Corporate Auditor of JFE SHOJI HOLDINGS, INC. (Standing)

Notes:	1.	* denotes Representative Director.
	2.	Messrs. Masakazu Kurushima and Makoto Hara are Outside Corporate Auditors.
	3.	At the extraordinary meeting of shareholders held on April 1, 2011, Toshihiro Kabasawa was appointed as a new member of the board, and assumed office on the same date.
	4.	JFE SHOJI HOLDINGS, INC. is a wholly-owning parent company of the Company.

[Reference] Executive Officer System after April 1, 2011

*mark denotes Representative Director.

Name	Position	Principal duty

*Mikio Fukushima	President and CEO

*Yuji Imataka	Executive Vice President	(Please refer to the current Principal Duty)

*Hisao Osato	Senior Managing Executive Officer	Assistant President, Head of Raw materials, Machinery & Materials Business Unit, General Manager, Raw materials Division No.1, General Manager, Raw materials Division No.2 and General Manager, Ships, Fuel & Chemicals Division, General Manager, Machinery & Materials Division, General Manager of Machinery & Materials Division

*Kohei Yoshioka	Senior Managing Executive Officer	Assistant President, Executive Head of General Affairs Dept., Human Resources Dept., Finance & Corporate Account Dept., IFRS INTRODUCTION PLANNING & PROMOTION TEAM, Business Accounting Dept., Credit Dept., Legal Dept., Corporate Planning Dept., INFORMATION TECHNOLOGY PLANNING DEPT., Affiliate Company Coordination Dept., Overseas Business Management Dept., CSR PLANNING & PROMOTION DEPT. and Technical Planning & Support Dept., Head of ENVIRONMENTAL AUDITING DEPT., Head and in charge of Internal Auditing Dept.

*Katsuhiro Takaya	Senior Managing Executive Officer	(Please refer to the current Principal Duty)

Masaru Saruwatari	Managing Executive Officer	In charge of Raw materials, Machinery & Materials Business Unit, General Manager of Raw materials Division No.1 and General Manager, Ships, Fuel & Chemicals Division

Yukio Terada	Managing Executive Officer	President of JFE SHOJI CONSTRUCTION MATERIALS SALES CORPORATION

Kazuo Imagawa	Managing Executive Officer	In charge of General Affairs Dept. and Human Resources Dept.

Takeshi Fujiwara	Managing Executive Officer	President of JFE SHOJI TRADE STEEL CONSTRUCTION MATERIALS CORPORATION

Tokugoro Nishio	Managing Executive Officer	General Manager of Eastern District Steel Division No.1

*Hidehiko Ogawa	Managing Executive Officer	(Please refer to the current Principal Duty)

Sadayuki Iwamoto	Managing Executive Officer	General Manager of Electrical Appliance Steel Division

*Toshihiro Kabasawa	Managing Executive Officer	In charge of Corporate Planning Dept. and Technical Planning & Support Dept.

Keiichi Nishino	Managing Executive Officer	General Manager of Eastern District Steel Division No.2, In charge of Soga Waterfront Development Cooperation Team, Steel Planning Dept., and District Structual & Pipe Business Promotion Dept.

Name	Position	Principal duty
Munemichi Ohkuma	Executive Officer	In charge of Business Accounting Dept. and Affiliate Company Coordination Dept.

Masayuki Kubo	Executive Officer	In charge of Finance & Corporate Account Dept. and IFRS INTRODUCTION PLANNING & PROMOTION TEAM

Manabu Iizuka	Executive Officer	General Manager of Central District Steel Division, Representative of Nagoya Office, Assistant to Executive Head for Electrical Appliance Steel Division

Junya Miyawaki	Executive Officer	General Manager of Raw materials Division No.2

Naoto Miura	Executive Officer	President of JFE SHOJI PIPE&FITTING TRADE CORPORATION

Nobuki Kato	Executive Officer	General Manager of Western District Steel Division, Representative of Osaka office, Assistant to Executive Head for Electrical Appliance Steel Division

Shogo Shirakawa	Executive Officer	General Manager of Steel Overseas Division, In charge of JFE SHOJI TRADE KOREA LTD., TAIPEI BRANCH, BEIJING REPRESENTATIVE OFFICE, JFE SHOJI TRADE SHANGHAI CO., LTD., JFE SHOJI TRADE GUANGZHOU CO., LTD., JFE SHOJI TRADE HONG KONG LTD., DUSSELDORF BRANCH, JFE SHOJI TRADE PHILIPPINES,INC., JFE SHOJI TRADE THAILAND, LTD., HO CHI MINH REPRESENTATIVE OFFICE, JFE SHOJI TRADE INDIA PVT. LTD., JFE SHOJI TRADE MALAYSIA SDN. BHD., SINGAPORE BRANCH, P.T. JFE SHOJI TRADE INDONESIA and MIDDLE EAST BRANCH (DUBAI)

Itsuji Araki	Executive Officer	In charge of JFE SHOJI TRADE AMERICA INC., President of JFE SHOJI TRADE AMERICA INC.

Hiroshi Murakami	Executive Officer	In charge of Credit Dept., Legal Dept., INFORMATION TECHNOLOGY PLANNING DEPT. and CSR PLANNING & PROMOTION DEPT.

Sumio Kanazawa	Executive Officer	In charge of Overseas Business Management Dept., Assistant for General Manager of Electrical Appliance Steel Division

Akiteru Tamida	Executive Officer	Deputy General Manager, Raw materials Division No.1

5. Accounting Auditors

Ernst & Young ShinNihon LLC

6. Systems and policies of the Company

Systems to ensure the compliance with the laws and the Company’s Articles of Incorporation in the performance of duties by Directors and system to ensure properness of other operations

As the basic policy on the development of the internal control system, the Company’s Board of Directors has resolved as follows:

(1)	All the norms, rules, regulations, guidance, operations, and detailed regulations, represented primarily by JFE Shoji Group’s management principle, the Company’s Articles of Incorporation and rules on the Board of Directors (herein after referred to as the “Rules and Regulations”), as a comprehensive totality, consist of the Company’s internal control system. Therefore, the Board of Directors strive to realize the purpose and intention of the laws and regulations mentioned above not only by endeavoring to ensure compliance with the rules and regulations, but also by reviewing and making amendments to the system and also rules and regulations in a timely manner from the viewpoints of efficiency in execution of operations, in line with changes in laws and regulations related to corporate activities and social environments.

(2)	Concerning systems stipulated in each item of Article 100, Paragraph 1 of the Companies Act and Article 362, Paragraph 4, Item 6 of the Ordinance for Enforcement of the Companies Act, we confirm the following with regard to the Company’s current systems, rules and regulations in place:

1)	Systems to ensure that execution of duties by Directors and employees is in compliance with the laws and regulations and the Articles of Incorporation

a)	Important matters concerning management of the Company and the Group companies shall be determined in meetings of the Board of Directors or the Management Meeting through deliberation of policy in management meetings in accordance with rules concerned.

b)	Execution of duties shall be performed in accordance with the delegated organizational authorities and operational regulations of each department by the Executive Officers under the Representative Director and President.

c)	The Management Meetings and CSR Promotion Meeting shall, when necessary, examine and develop rules and risk management policies from the viewpoint of ensuring effectiveness and efficiency in the execution of operations and of adherence to ethics laws and regulations. The Compliance Committee shall ensure that the code of conduct, policies and important measures decided by the Group Compliance Committee of JFE SHOJI HOLDINGS, INC., the parent company, should be thoroughly informed, and shall report completed compliance activities to the Group Compliance Committee. Furthermore, the Legal Department shall monitor new and/or revised laws and regulations and consider necessity of reflecting them in the rules and regulations.

d)	The Internal Auditing Department shall audit the state of compliance with rules and regulations of each department.

2)	System to ensure effective and efficient execution of duties by Directors

The Company shall endeavor to ensure that the Board of Directors and the Management Meeting have effective and fruitful discussion, and, if necessary may form other committees as appropriate for comprehensive discussion and decision.

Important investing activity projects shall, in accordance with the relevant rules, be submitted to the Management Meeting after deliberation by the Important Projects Council.

3)	System for safekeeping and management of information in the execution of duties by the Directors

The rules for the Board of Directors, for the Management Meeting, for Document Safekeeping, for Confidential Information Management, Information Security Management and other rules or provisions related to document safekeeping and management comprehensively consist of the system herein.

4)	Internal rules and other systems for loss risk management

Concerning risks involved in management of the Company, for risks in executing operations at each department, Executive Officers in charge shall strive to identify issues in terms of risk management, and individual important risk-related issues shall be deliberated on at the Management Meeting and/or CSR Promotion Meeting, as required.

Risks related to disaster or accidents shall be, in principle, managed in accordance with the disaster prevention management rule, and when required, the Management Meeting and/or CSR Promotion Meeting shall deliberate on strategies and responses toward the risks or on revision of the rules.

5)	Systems to ensure appropriate operations of the consolidated group that consists of the Company, its parent company and the parent’s subsidiaries

The Company is a wholly-owned subsidiary of JFE SHOJI HOLDINGS, INC., and the system for the overall consolidated group has been established by integrating each system of the Company and its affiliated companies into the system, as a group, of the JFE Shoji Group that is maintained by the parent company and that covers ethical laws and regulations, risk management, financial reporting and disclosure of information. Examples, embodying the features of the system as a group, include obligations to follow the procedures under which matters with a certain degree of importance are subject to organizational decision of the parent, integration of compliance system of each company under the umbrella into the Group system under the supervision of Group Compliance Committee in relation to ethical laws and regulations compliance, and examinations being conducted as a group regarding financial reporting and disclosure of information.

(3)	With regard to the system as prescribed by each Item of Paragraph 3, Article 100 of the Ordinance for Enforcement of the Companies Act, the Company’s current status of the system is as follows:

1)	Employees to assist Corporate Auditors in performing their duties

The Company shall assign employees to work in the office of Corporate Auditors to assist Corporate Auditors in performing their duties.

2)	Independence of employees from Directors to assist Corporate Auditors in performing their duties

The Company shall consult with Corporate Auditors regarding personnel changes of such employees.

3)	System for reporting to Corporate Auditors

a)	Corporate Auditors shall attend the meeting of the Board of Directors, Management Meeting and other meetings, and be reported on such meetings.

b)	Directors, Executive Officers and employees shall, when necessary or when requested from the meeting of Corporate Auditors or Corporate Auditors, report to the meeting of Corporate Auditors or to Corporate Auditors on the status of the performance of their duties.

4)	Other systems for ensuring an effective audit by Corporate Auditors

a)	Directors, Executive Officers and employees shall cooperate to establish an environment for ensuring smooth auditing activities by Corporate Auditors, such as the inspection of important documents necessary for the Corporate Auditors’ audit, field investigation, exchange of opinion with Directors, etc., subsidiary company investigation, and cooperation with corporate auditors of subsidiary companies, etc.

b)	Corporate Auditors shall periodically receive reports on the results of audit by the Accounting Auditors and internal audit organization and work to closely cooperate with each of such auditors.

Notes:	Numerical figures in this business report is presented as follows:
	1.	Monetary amount is rounded down to the nearest unit amount.
	2.	Where shares make up share units of 1000 shares, the number of shares less than 1000 are discarded.
	3.	Ratio is rounded to one decimal place.

Non-consolidated Balance Sheet

(As of March 31, 2011)

(Millions of yen)

Account item	Amount
Assets
Current assets:	307,247
Cash and deposits	14,478
Notes receivable-trade	17,138
Accounts receivable-trade	216,354
Merchandise	22,463
Advance payments-trade	11,386
Advance payments-other	216
Deferred tax assets	1,275
Accounts receivable-other	4,915
Consumption tax refund receivable	5,463
Short-term loans receivable	13,885
Other	692
Allowance for doubtful receivables	(1,022)
Non-current assets:	88,238
Tangible fixed assets	6,352
Buildings	2,164
Structures	67
Machinery and equipment	16
Vehicles	1
Tools, furniture and fixtures	92
Land	3,826
Leased assets	183
Intangible assets	4,137
Software	4,059
Leasehold right	3
Leased assets	28
Other	46
Investments and other assets	77,748
Investments in securities	26,795
Stocks of subsidiaries and affiliates	39,640
Investments in capital	563
Investments in capital of subsidiaries and affiliates	4,469
Long-term loans receivable	49
Claims provable in bankruptcy, claims provable in rehabilitation and other	1,357
Long-term prepaid expenses	65
Prepaid pension cost	5,127
Other	2,419
Allowance for doubtful receivables	(2,466)
Allowance for investment loss	(273)

Total assets	395,486

Liabilities
Current liabilities:	321,548
Trade notes payable	13,101
Electronically recorded monetary obligations	6,637
Accounts payable	201,928
Short-term borrowing	49,000
Lease obligations	77
Accounts payable-other	28
Accrued expenses	6,409
Accrued income taxes	4,266
Advances received	7,963
Deposits received	16,530
Unearned revenue	115
Reserve for loss on disaster	461
Commercial paper	14,991
Other	36
Non-current liabilities:	20,763
Long-term debt	14,000
Lease obligations	143
Deferred tax liabilities	2,809
Accrued retirement benefits for employees	3,494
Accrued retirement benefits for directors and corporate auditors	281
Asset retirement obligations	29
Other	5

Total liabilities	342,311

Net assets
Shareholders’ equity:	49,416
Share capital	14,539
Capital surplus	4,779
Legal capital surplus	4,779
Retained earnings	30,096
Other retained earnings	30,096
Retained earnings brought forward	30,096
Valuation and translation adjustments:	3,758

Net unrealized holding gain on securities	3,758

Total net assets	53,174

Total liabilities and net assets	395,486

Non-consolidated Statement of Income

(From April 1, 2010 to March 31, 2011)

(Millions of yen)

Account item	Amount
Net sales		1,626,484
Cost of sales		1,591,023

Gross Profit		35,460
Selling, general and administrative expenses		20,811

Operating income		14,649
Non-operating income:
Interest income	334
Dividend received	2,080
Other	1,384	3,799

Non-operating expenses:
Interest expense	1,170
Exchange loss	562
Other	1,274	3,006

Ordinary income		15,442
Extraordinary losses:
Loss on disaster	617
Impact due to application of the Accounting Standard for Asset Retirement Obligations	8	626

Income before income taxes		14,815
Income taxes:
Current	5,899
Deferred	(333)	5,566

Net income		9,249

Non-consolidated Statement of Changes in Net Assets

(From April 1, 2010 to March 31, 2011)

(Millions of yen)

	Shareholders’ equity						Valuation and translation adjustments			Total net assets
	Share capital	Capital surplus		Retained earnings		Total shareholders’ equity	Net unrealized holding gain on securities	Net deferred gain (loss) on hedges	Total valuation and translation adjustments
		Legal capital surplus	Total capital surplus	Other retained earnings	Total retained earnings
				Retained earnings brought forward
Balance at March 31, 2010	14,539	4,779	4,779	23,246	23,246	42,566	3,876	—	3,876	46,443

Changes during the fiscal year
Dividend of surplus				(2,400)	(2,400)	(2,400)				(2,400)
Net income				9,249	9,249	9,249				9,249
Changes (net) in items other than shareholders’ equity							(118)		(118)	(118)

Total changes during the fiscal year	—	—	—	6,849	6,849	6,849	(118)	—	(118)	6,731

Balance at March 31, 2011	14,539	4,779	4,779	30,096	30,096	49,416	3,758	—	3,758	53,174

(4) Notes to Nonconsolidated Financial Statements

[Notes to Matters concerning Significant Accounting Policies]

1. Evaluation standards and methods for assets

(1)	Securities

1)	Held-to-maturity bond	At cost

2)	Stocks of subsidiaries and affiliates	At cost by the moving average method

3)	Other securities Securities with market quotations:

Stated at market value at the end of fiscal year (Unrealized gains or losses are comprehensively reported as a component of net assets and the cost of securities sold is computed using the moving average method)

	Securities without market quotations:	Stated at cost by moving-average method

(2)	Derivatives

Stated at market

(3)	Inventories

Stated at cost by the moving-average method (their balance sheet amounts are computed by the method of devaluing book price to reflect declines in profitability).

2. Depreciation methods for noncurrent assets

(1)	Tangible fixed assets (except lease assets)

Depreciation is computed by the declining-balance method.

However, the straight-line method is applied to buildings (excluding building facilities) acquired on April 1, 1998 or thereafter.

(2)	Intangible fixed assets

These assets are amortized using the straight-line method.

Computer software is amortized by the straight-line method over its estimated useful life for internal use (five years).

(3)	Lease assets

Lease assets associated with non-transfer ownership finance lease transactions

Lease assets associated with non-transfer ownership finance lease transactions are depreciated by the straight-line method, defining the lease term of respective assets as their useful lives, with residual value equaling zero.

3. Accounting standards for significant allowances

(1)	Allowance for doubtful receivables

To provide for potential losses on bad debts, the Company provides an allowance for the expected amount of irrecoverable receivables and claims. Allowances for ordinary bad debts are computed based on the historical rate of default. For specific debts where recovery is doubtful, they record the estimated uncollectible amounts in consideration of the likelihood of recovery on an individual basis.

(2)	Allowance for investment loss

To provide for potential losses on investments in affiliated companies, the Company posted an allowance for the expected amount of investment loss in each affiliated company according to predefined company standards, in consideration of their financial standings, enterprise values and other factors.

(3)	Accrued retirement benefits for employees

Reserve for retirement benefits for employees is provided for at a calculated amount based on the estimated retirement benefit obligations and pension fund assets at the end of the current fiscal year.

Transition obligations are amortized over a period of 15 years by the straight-line method.

Past service liabilities are charged to expenses using the straight-line method, over the average remaining service years of the employees at the time of occurrence.

Actuarial gain or loss are charged to expenses from the fiscal year following the fiscal year in which the gain or loss is recognized, primarily by the straight-line method over the average remaining years of service of the employees.

(4)	Accrued retirement benefits for Directors and Corporate Auditors

Accrued retirement benefits for Directors and Corporate Auditors are provided mainly at an amount estimated to be paid at the balance sheet dates based on the Group’s internal regulation.

(5)	Reserve for loss on disaster

To provide for possible losses or expenses resulting from the Great East Japan Earthquake, the Company posted an estimated amount of loss from disaster as of the end of current fiscal year.

4. Hedge accounting method

(1)	Hedge accounting method

Deferred hedge accounting is adopted.

However, the exceptional accounting method is applied to the interest-rate swaps which conform to the special regulated terms.

(2)	Hedging instruments and underlying hedged items

a.	Hedging instruments:	Forward exchange contracts

	Underlying hedged items:	Foreign currency denominated forecast transactions

b.	Hedging instruments:	Interest rate swap agreements

	Underlying hedged items:	Borrowings

(3)	Hedging Policy

The Company uses forward exchange contracts to hedge against foreign currency exchange risks derived from forecast transactions denominated in foreign currencies and enters into interest rate swap agreements with a view to hedging against the risk of fluctuations in interest rates as well as adjusting the proportions of fixed-rate and floating-rate borrowings. The Company does not conduct derivative transactions for speculative trading purposes.

(4)	Method for evaluating hedging effectiveness

Hedging effectiveness is basically measured by comparing the accumulated movements in cash flow of the underlying hedged item with that of the hedging instrument.

5. Accounting method for consumption tax

Consumption taxes are excluded from the amounts reflected in the financial statements.

6. Change in significant accounting policies

The “Accounting Standard for Asset Retirement Obligations”

From the current fiscal year, the “Accounting Standard for Asset Retirement Obligations” (ASBJ Statement No. 18, March 31, 2008) and “Guidance on Accounting Standard for Asset Retirement Obligations” (ASBJ Guidance No. 21, March 31, 2008) have been applied.

This resulted in a decrease of ¥21 million in operating income and ordinary income, respectively and a decrease of ¥29 million in income before income taxes and minority interests.

[Notes to Balance Sheet]

    1. Pledged assets

Assets pledged as collateral Investment in securities	¥1,875 million

The above investment in securities are pledged as security for the ¥41 million borrowings of affiliated companies.

2. Accumulated depreciation of tangible fixed assets	¥3,406 million
3. Guarantee liability

Guaranteed companies	Guaranteed liabilities balance	Details of guaranteed liabilities
	¥ million
*JS RESOURCES PTY LTD.	3,712	Borrowings from bank
*ZHEJIANG JFE SHOJI STEEL PRODUCTS CO., LTD.	3,633	Borrowings from bank
*DONGGUAN JFE SHOJI STEEL PRODUCTS CO., LTD.	3,317	Borrowings from bank
*JFE SHOJI STEEL MALAYSIA SDN. BHD.	2,680	Borrowings from bank
*JIANGSU JFE SHOJI STEEL PRODUCTS CO., LTD.	2,623	Borrowings from bank
*GUANGZHOU JFE SHOJI STEEL PRODUCTS CO., LTD.	2,235	Borrowings from bank
*CENTRAL METALS (THAILAND) LTD.	1,941	Borrowings from bank
Other 17 companies	5,976	(of which, affiliated companies ¥5,464 million)
Total	26,120

*	mark denotes the Company’s affiliated company.

4. Notes discounted	¥5,910 million

5. Monetary receivables from and payables to affiliates

Short-term monetary claims	¥77,170 million
Long-term monetary claims	¥47 million
Short-term monetary assets	¥173,285 million
Long-term monetary assets	¥— million

[Notes to Statement of Income]

Transactions with affiliated companies

Net sales	¥370,246 million
Purchase amount	¥893,899 million
Transactions other than operating transactions	¥4,665 million

[Notes to Statement of Changes in Net Assets]

1. Type and the number of treasury stock at the end of the current fiscal year.

Common stock	295,365,187 shares

2. Matters concerning the dividends of surplus paid during the current fiscal year

	Total dividends	Per share dividends	Record date	Effective date
Board of Directors’ meeting, March 28, 2011	¥2,400 million	¥8.12	December 31, 2010	March 31, 2011

[Notes to Tax Effect Accounting]

Breakdown of major factors that recognized deferred tax assets and liabilities

Deferred tax assets

Allowance for doubtful accounts	¥894 million
Accrued retirement benefits for employees	¥584 million
Net unrealized holding gain on securities	¥471 million
Accrued employees’ bonuses	¥442 million
Loss on valuation of investment securities	¥374 million
Accrued enterprise tax	¥302 million
Other	¥1,193 million

Subtotal deferred tax assets	¥4,263 million
Allowance for revaluation	¥(1,442 million)

Total deferred tax assets	¥2,820 million

Deferred tax liabilities

Net unrealized holding loss on securities	¥(3,410 million)
Other	¥(944 million)

Total deferred tax liabilities	¥(4,355 million)

Net deferred tax liabilities	¥(1,534 million)

[Notes to Financial Instruments]

1.	Matters concerning financial instruments

(1)	Policy on financial instruments

The Company limits its asset management method to short-term deposits, certificates of deposit, and others.

The method of raising funds is mostly borrowings from domestic financial institutions or the issue of commercial paper.

Derivative contracts are used with the objective of avoiding risks as described later, not for speculative purposes.

(2)	Details of financial instruments and related risks

Trade notes, accounts receivable and electronically recorded monetary claims, which are operating receivables, are exposed to the credit risk of customers and country risk.

Operating receivables denominated in foreign currencies obtained through global-based business are exposed to foreign currency exchange rate fluctuation risks. In principle, the Company uses forward foreign exchange contracts to hedge against these risks.

Stocks, which are included in investments in securities, are exposed to fluctuation risk of market price. Those securities are mainly composed of the stocks of companies with which the Company has business relationships.

Most of trade notes, accounts payable and electronically recorded monetary obligations, which are operating payables, have payment due dates within one year. Some of these payables are denominated in foreign currencies and thus are exposed to foreign currency exchange risk. In principle, the foreign currency exchange risks deriving from the trade payables denominated in foreign currencies are hedged by forward foreign exchange contracts.

Borrowings with variable interest rates are exposed to interest rate fluctuation risk.

For some borrowings, the Company uses derivatives transactions (i.e. interest rate swap agreements) to manage fluctuation of interest rates.

Also, the Company uses commodities contracts for non-ferrous metals to avoid or mitigate commodity price fluctuation risk on commodities transactions.

Financial instruments related to foreign currencies, interest rates and commodities are respectively exposed to price fluctuation risk in foreign currency exchange, interest rates and commodities. However, the amount of foreign currencies is maintained within the level of accounts receivable and accounts payable denominated in foreign currencies. Interest rate swaps are within the amount of borrowings. Commodity-related transactions are maintained within actual demand. Therefore, the risks on those financial instruments are limited within the loss of opportunity earnings.

Every derivative transaction for foreign currencies and interest rates related to financial instruments is made with highly rated financial institutions. Also, agreements for commodities are made with domestic trading companies that have high credit ratings. The Company anticipates there are minimum credit risks of default on these contracts.

For details about hedging instruments and underlying hedged items, hedging policy and the method for evaluating hedging effectiveness concerning hedge accounting, please refer to the aforementioned “Hedge accounting method”.

(3)	Risk management system for financial instruments

1)	Management of credit risk (the risk that counterparties may default)

To prevent the occurrence of bad debts and to increase the quality of debts held, the Company has settled internal policies for credit management provisions.

2)	Management of market risk (the risk arising from fluctuations in foreign exchange rates, interest rates and others)

Regarding foreign currencies and interest rates, the Company settled “Finance and corporate accounting department derivative transaction management provisions.”

Based on these provisions, the finance and corporate accounting departments undertake all derivative transactions related to foreign currencies and interest rates. The Finance and Corporate Accounting Departments create transaction lists of particulars at the end of every month, and reconcile them with information provided by financial institutions every three months. Those information are reported to directors of finance departments every three month and periodically reported to the Board of Directors meetings of certain consolidated subsidiaries which enter into derivative transactions related to foreign currencies or interest rates.

In relation to derivative transactions regarding commodities, “Sales service provisions” are settled. Based on these provisions, every sales department that enters into a transaction creates a transaction balance list at the end of every month and a bottom line list for each completed agreement. Balance lists are reported to the Steel Planning Department, Administration Department, (raw materials, machinery and materials) and each sales department controller, after verification of the balance of each counterparty. This information is periodically reported to the Board of Directors meetings by the director of sales department.

3)	Management of liquidity risk associated with financing (the risk that the Company may not be able to meet its obligations on scheduled dates)

The Company endeavors to maintain good relations with its main banks and various other financial institutions, such as major commercial banks, trust banks, regional banks, and insurance companies, to secure adequate liquidity levels.

There are ¥50.0 billion commitment lines with domestic financial institutions to complement liquidity.

2.	Matters concerning the fair value of financial instruments

The balance sheet amounts as of March 31, 2011, the fair values and differences between balance sheet amounts and fair values are described below. Financial instruments whose fair values appear to be extremely difficult to determine are not included in the table. (See Note 2 below)

(¥ million)

	Balance Sheet Amount	Fair value	Difference
1) Cash and deposits	14,478	14,478	—
2) Trade notes and accounts receivable	233,493	233,493	—
3) Investments in securities
Other securities	21,483	21,483	—
4) Investments in unconsolidated subsidiaries and affiliates
Other securities	1,402	1,402	—
Investments in unconsolidated subsidiaries and affiliates	1,443	2,770	1,326
Total assets	272,301	273,628	1,326
5) Trade notes and accounts payable	221,667	221,667	—
6) Short-term borrowings	49,000	49,000	—
7) Commercial papers	14,991	14,991	—
8) Long-term debt	14,000	14,102	102
Total liabilities	299,659	299,761	102
9) Derivatives transactions*
Hedge accounting not applied	184	184	—
Total derivative transactions	184	184	—

*	The value of assets and liabilities arising from derivatives is shown at net value with the amount in parentheses representing net liability position.

(Note 1)	Calculation methods to determine the estimated fair value of financial instruments and matters concerning securities and derivatives transactions

Assets

1)	Cash and cash deposits, 2) Trade notes and accounts receivable

The fair value is regarded as the carrying amount, as they are approximately equal since they will be settled in the short term.

3)	Investments in securities, 4) Investments in unconsolidated subsidiaries and affiliates

The fair value of shares is calculated by the market price on the stock markets.

Liabilities

5)	Trade notes and accounts payable, 6) Short-term borrowings, 7) Commercial paper

Fair value is regarded as the carrying amount, as they are approximately equal since they will be settled in the short-term.

8)	Long-term debt

Fair value of long-term debt is calculated by applying a discount rate assumed on the supposition that a new borrowing, which is equal to the total debt service, was obtained.

Long-term debt accounted for under exceptional treatment of interest rate swaps are calculated using a discounted rate estimated in the supposition that the borrowing, which is equal to the total debt service identical to rate swap concerned, was obtained.

Derivatives

9)	Derivative transactions

Fair value of forward foreign exchange contracts is calculated based on the quoted forward foreign exchange rates and that of commodities is estimated by reference to the price lists obtained from trading companies with whom the Company enters into commodities contracts.

Currency swap transactions subject to the application of exceptional treatments are recognized together with their hedged items (i.e. long-term debt); therefore their fair values are included in the fair value of relevant long-term debt. (See above “(8) Long-term debt”).

(Note 2) Financial instruments whose fair values appear to be extremely difficult to determine

Held-to-maturity bonds (balance sheet amount at ¥50 million) are not included in “(3) Investments in securities” in the preceding table, as no market prices are available and their balance sheet amounts are insignificant.

Unlisted stocks (balance sheet amount at ¥5,262 million), which belong to other securities, are not included in “(3) Investments in securities” in the preceding table since it is extremely difficult to determine their fair values, because no market prices are available and it is impossible to estimate future cash flows.

Unlisted stocks of unconsolidated subsidiaries (balance sheet amount at ¥33,202 million) and affiliates (¥3,591 million) are not included in “(4) Investments in unconsolidated subsidiaries and affiliates” in the preceding table, since it is extremely difficult to determine their fair values, because no market prices are available and it is impossible to estimate future cash flows.

[Notes to Per Share Data]

Net assets per share	¥180.02
Net income per share	¥31.31

[Notes to Subsequent Events]

(Conclusion of a merger agreement between the Company and JFE SHOJI HOLDINGS, INC., the Company’s parent)

The Company and JFE SHOJI HOLDINGS, INC., the Company’s parent, concluded a merger agreement, following resolutions of approval at the meetings of their Boards of Directors held on April 27, 2011.

1.	Purpose of merger

For JFE Shoji Group, the current year marks the final year of its Second Medium-Term Management Plan that began in April 2009. To date, JFE Shoji Group has strived to strengthen its revenue base centering on the steel business and promote the creation of a robust business foundation by addressing the improvement of financial standing, enhancement of human resources development and streamlining of operations.

In April 2012, the Third Medium-Term Management Plan will commence. The new plan will incorporate a well-defined new growth strategy, under which JFE Shoji Group continues to set its sights on becoming a world’s leading steel trading house. At the same time, the Group plans to review the current holding company structure, with a view to creating a streamlined organization focusing on the Company, which has the capability of operating prompt and flexible group business.

2.	Names of merging companies

Trade name	JFE SHOJI TRADE CORPORATION (Surviving company)	JFE SHOJI HOLDINGS, INC. (Extinguished company)

3.	Method for merger and new company name after the merger

Method for merger	Absorption-type merger with the Company being the surviving company. JFE SHOJI HOLDINGS, INC. will be dissolved and cease to exist.
Company name after merger	JFE SHOJI TRADE CORPORATION

4.	Details of share allotment associated with the merger

a.	Share allotment ratio

One (1.0) common share of the Company is allotted to one (1.0) JFE SHOJI HOLDINGS, INC.’s common share.

b.	Basis for the merger ratio

To ensure the fairness and appropriateness of the merger ratio, the Company appointed Nomura Securities Co., Ltd., (“Nomura Securities”), a third party organization, to analyze the effect of the merger on the common shares of JFE SHOJI HOLDINGS, INC. and common shares held by shareholders of JFE SHOJI HOLDINGS, INC., and to submit a report regarding the results of the analysis. Subsequently, both the Company and JFE SHOJI HOLDINGS, INC. carefully and comprehensively considered the analysis report from Nomura Securities and other highlighted factors to determine the aforementioned merger ratio.

c.	Shares of the Company held by JFE SHOJI HOLDINGS, INC.

The shares of the Company, currently held by the JFE SHOJI HOLDINGS, INC., will become treasury stock held by the Company on and after the effective date of the merger. However, in light of the merger, JFE SHOJI HOLDINGS, INC. will allot all the shares to the shareholders of JFE SHOJI HOLDINGS, INC. (extinguished JFE SHOJI HOLDINGS, INC.) in place of the issue of new shares.

5.	Outline of principal business and size of the merger partner company

Trade name	JFE SHOJI HOLDINGS, INC. (Extinguished company)
Description of business	Planning and controlling the Group’s management strategies and conducting operations related to these tasks.
Head office address	1-6-20, Dojima, Kita-Ku, Osaka
Name and title of company representative	Mikio Fukushima, President
Capital	¥20,000 million
Date of incorporation	August 2, 2004
Number of shares issued	236,777,704 shares
Net assets (*)	¥51,938 million
Net assets (*)	¥52,912 million
End of fiscal term	March 31

(*)	As of March 31, 2011

6.	Date for the merger

April 1, 2012 (scheduled)

7.	Outline of accounting procedures

Definitions of transactions under common control, stipulated in “Accounting Standard for Business Combinations” (ASBJ Statement No. 21, December 26, 2008) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No.10, December 26, 2008) are applicable to this merger.

(Conclusion of a merger agreement between the Company and KAWASHO REAL ESTATE CORPORATION - the Company’s fellow subsidiary)

The Company and KAWASHO REAL ESTATE CORPORATION, which are consolidated subsidiaries of the JFE SHOJI HOLDINGS, INC., concluded a merger agreement, following resolutions of approval at the meetings of their Boards of Directors held on April 27, 2011.

1.	Purpose of merger

For JFE Shoji Group, this fiscal year marks the last year of its Second Medium-Term Management Plan that began in April 2009. To date, JFE Shoji Group has strived to strengthen its revenue base centering on the steel business and promote the creation of a robust business foundation by addressing the improvement of financial standing, enhancement of human resources development and streamlining of operations.

In April 2012, the Third Medium-Term Management Plan will commence. The new plan will incorporate a well-defined new growth strategy, under which JFE Shoji Group continues to set its sights on becoming a world’s leading steel trading house. At the same time, the Group plans to review the current holding company structure, with a view to creating a streamlined organization focusing on JFE SHOJI TRADE CORPORATION, which has the capability of operating prompt and flexible group business.

2.	Names of merging companies

Trade name	JFE SHOJI TRADE CORPORATION (Surviving company)	KAWASHO REAL ESTATE CORPORATION (Extinguished company)

3.	Method for merger and new company name after the merger

Method for merger	Absorption-type merger with the Company being the surviving company. KAWASHO REAL ESTATE CORPORATION will be dissolved and cease to exist.
Company name after merger	JFE SHOJI TRADE CORPORATION

4.	Details of share allotment associated with the merger

As both the Company (surviving company) and KAWASHO REAL ESTATE CORPORATION (extinguished company) are JFE SHOJI HOLDINGS, INC.’s 100% subsidiaries at the effective date of the merger, no share allotment or other payment for the merger will be conducted.

5.	Outline of principal business and size of merging companies

Trade name	KAWASHO REAL ESTATE CORPORATION (Extinguished company)
Description of business	Management, purchase and sale, rental and brokerage of real estate
Head office address	2-7-1, Otemachi, Chiyoda-ku, Tokyo
Name and title of company representative	Yasushi Sato, Director, President
Share Capital	¥100 million
Date of incorporation	October 1, 2004
Number of shares issued	60,000 shares
Net assets (*)	¥8,616 million
Net assets (*)	¥15,857 million
End of fiscal term	March 31

(*)	As of March 31, 2011

6.	Date for the merger

October 1, 2011 (Scheduled)

7.	Outline of accounting procedures

Definitions of transactions under common control, stipulated in “Accounting Standard for Business Combinations” (ASBJ Statement No. 21, December 26, 2008) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No.10, December 26, 2008) are applicable to this merger.

Accounting Auditor’s Report on the Non-Consolidated Financial Statements (copy)

Independent Auditors’ Report

May 13, 2011

The Board of Directors

JFE SHOJI TRADE CORPORATION

Ernst & Young ShinNihon LLC

Kazunori Taniguchi (Seal) Designated Limited Liability and Engagement Partner Certified Public Accountant

Yasushi Nakajima (Seal) Designated Limited Liability and Engagement Partner Certified Public Accountant

Shin Ichinose (Seal) Designated Limited Liability and Engagement Partner Certified Public Accountant

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the non-consolidated financial statements, that is, the non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets, and notes to non-consolidated financial statements of JFE SHOJI TRADE CORPORATION (the “Company”), for the 63rd business year from April 1, 2010 to March 31, 2011, together with the supplementary schedules of the Company for the same term. These non-consolidated financial statements and the supplementary schedules are the responsibility of the Company’s management. Our responsibility is to independently express an opinion on the non-consolidated financial statements and the supplementary schedules based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements and supplementary schedules are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the non-consolidated financial statements and supplementary schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall non-consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the above non-consolidated financial statements and supplementary schedules fairly present, in every material aspect, the financial position and results of operations of the Company for the relevant term of the non-consolidated financial statements, in accordance with the accounting principles generally accepted in Japan.

Additional Information:

1.	As stated in Notes to Subsequent Events, the Company concluded a merger agreement with JFE SHOJI HOLDINGS, INC. on April 27, 2011.

2.	As stated in Notes to Subsequent Events, the Company concluded a merger agreement with Kawasho Real Estate Corporation on April 27, 2011.

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Board of Corporate Auditors’ Report (copy)

Audit Report

The Board of Corporate Auditors, following deliberations on the reports made by each Corporate Auditor concerning the audit of performance of duties by Directors of the Company for the 63rd business year from April 1, 2010 to March 31, 2011, has prepared this audit report, and hereby report as follows:

1.	Auditing Method Used by Each Corporate Auditor and the Board of Corporate Auditors and Details Thereof

(1)	In accordance with the operational rules and procedures for Corporate Auditors, auditing plans and the allocation of duties for Corporate Auditors established by the Board of Corporate Auditors, each Corporate Auditor endeavored to gather information and create an improved environment for auditing through regular communication with the Directors and other relevant personnel, and carried out audits according to the methods described below:.

a.	Corporate Auditors attended meetings of the Board of Directors and other important meetings, received reports from the Directors and other relevant personnel regarding the performance of their duties, sought explanations as necessary, inspected important internal-approval documents, and examined the operations and financial position of the Company. As for the subsidiaries of the Company, Corporate Auditors have shared information with the Directors and Corporate Auditors and other related persons of the subsidiaries, and when necessary, received reports from the subsidiaries regarding their businesses and visited the subsidiaries to examine the operations and financial position of the subsidiaries.

b.	Corporate Auditors monitored and examined the content of resolutions made by the Board of Directors regarding the establishment of systems to ensure that the performance of duties by the Directors will be in compliance with the laws and regulations of Japan and with the Company’s Articles of Incorporation and other systems as provided for in Article 100, Paragraphs 1 and 3 of the Enforcement Regulations of the Companies Act of Japan, which systems are necessary for ensuring that the Company’s business will be conducted properly. Moreover, Corporate Auditors monitored and examined the status of such systems that have been established in compliance with such resolutions (internal control systems). In regard to the Company’s internal control over financial reporting, Corporate Auditors received reports on the assessment of such internal control from the Directors and other relevant personnel; reports on the status of audit thereof from Ernst & Young ShinNihon LLC, and also sought their explanations as necessary.

c.	The Corporate Auditors also monitored and examined whether the Accounting Auditor maintained its independence and implemented appropriate audits, as well as received reports from the Accounting Auditor regarding the performance of its duties and sought explanations as necessary. Corporate Auditors also received notification from the Accounting Auditor that “System for ensuring appropriate execution of the duties of the Accounting Auditor” (as enumerated in each Item of Article 131 of the Company Accounting Regulation Ordinance) has been prepared in accordance with the “Quality Control Standards for Auditing” (issued by the Business Accounting Council on October 28, 2005) and other relevant standards, and sought explanations as necessary.

(2)	The Board of Corporate Auditors established auditing policies, including auditing plans and allocation of duties, and received reports from each Corporate Auditor regarding the progress and results of audits, as well as received reports from the Directors, other relevant personnel, and the Accounting Auditor regarding the performance of their duties, and sought explanations as necessary.

Based on the foregoing method, the Corporate Auditors and the Board of Corporate Auditors reviewed the business report, the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets and notes to non-consolidated financial statements) and supplementary schedules for the year ended March 31, 2011.

2.	Audit Results

(1)	Audit Results on the Business Report, etc.

d.	In our opinion, the business report and the supplementary schedules fairly represent the Company’s condition in conformity with the applicable laws and regulations of Japan as well as the Articles of Incorporation of the Company.

e.	We have found no evidence of misconduct or material facts in violation of the applicable laws and regulations, nor of any violation with respect to the Articles of Incorporation of the Company, related to performance of duties by the Directors.

f.	In our opinion, the content of the resolutions of the Board of Directors regarding the internal control systems is appropriate. In addition, we have found no matters on which to remark in regard to the performance of duties by the Directors regarding the internal control systems including the internal control over financial reporting.

(2)	Results of Audit of the Financial Statements and Supplementary Schedules

In our opinion, the method and the results of the audit used and conducted by Ernst & Young ShinNihon LLC, the Accounting Auditor, are appropriate.

May 20, 2011

The Board of Corporate Auditors of JFE SHOJI TRADE CORPORATON

Outside Corporate Auditor (standing)	Keiichi Teramura
Outside Corporate Auditor (standing)	Hidenori Tazawa
Outside Corporate Auditor	Masakazu Kurushima
Outside Corporate Auditor	Makoto Hara

Proposal No. 3: Election of Four Directors

Four Directors of the Company (Mikio Fukushima, Yuji Imataka, Kohei Yoshioka and Kazuyuki Suzuki) will complete their terms of office at the conclusion of this General Meeting of Shareholders.

Accordingly, the Company proposes the election of four Directors.

Information on the candidates for Directors is as follows:

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		Number of shares of the Company held
1	Mikio Fukushima (October 2, 1945)	April 1968 June 1998 June 2001 April 2003 April 2005 April 2007

Joined Kawasaki Steel Corporation (current JFE Steel Corporation)

Elected Director of Kawasaki Steel Corporation

Elected Managing Director of Kawasaki Steel Corporation

Elected Senior Managing Executive Officer of JFE Steel Corporation

Elected Executive Vice President of JFE Steel Corporation

Elected President (CEO) of JFE SHOJI TRADE CORPORATION (current position)

47,000 shares
		June 2007	Elected President of the Company To the present
(Significant concurrent position) President (CEO) of JFE SHOJI TRADE CORPORATION

2	Yuji Imataka (August 3, 1947)	April 1970 February 2002 April 2003 April 2005 April 2007

Joined Nippon Kokan K.K. (current JFE Steel Corporation)

Elected Managing Executive Officer of Nippon Kokan K.K.

Elected Managing Executive Officer of JFE Steel Corporation

Elected Senior Managing Executive Officer of JFE Steel Corporation

Elected Executive Vice President of JFE SHOJI TRADE CORPORATION (current position)

42,000 shares
		June 2007	Elected Executive Vice President of the Company To the present
(Significant concurrent position) Executive Vice President of JFE SHOJI TRADE CORPORATION

3	Kohei Yoshioka (October 25, 1950)	April 1974 October 2004 April 2005 April 2007

Joined Kawasaki Steel Corporation (current JFE Steel Corporation)

Elected Executive Officer of JFE SHOJI TRADE CORPORATION

Elected Managing Executive Officer of JFE SHOJI TRADE CORPORATION

Elected Representative Director and Senior Managing Executive Officer of JFE SHOJI TRADE CORPORATION (current position)

19,000 shares
		June 2007	Elected Director of the Company
		June 2010	Elected Senior Managing Director of the Company To the present
(Significant concurrent position) Representative Director and Senior Managing Executive Officer of JFE SHOJI TRADE CORPORATION

No.	Name (Date of birth)	Career, summary, position, assignment, and representation of other companies		Number of shares of the Company held
4	Toshihiro Kabasawa (January 7, 1954)	April 1977	Joined Kawasaki Steel Corporation (current JFE Steel Corporation)	8,000 shares
		April 2005	Executive Assistant, Manager of Overseas Business Planning Section, Corporate Planning Department
		April 2007	Executive Assistant, General Manager of Planning Department of JFE Holdings Inc.
		April 2008	Elected Executive Officer of JFE SHOJI TRADE CORPORATION
		April 2011	Elected Managing Executive Officer of JFE SHOJI TRADE CORPORATION To the present
(Significant concurrent position) Senior Associate Officer and Managing Executive Officer of JFE SHOJI TRADE CORPORATION

Note:	There are no special interest between any of the four candidates and the Company.

Proposal No. 4: Granting of Retirement Benefits to Retiring Director

It is proposed that retirement benefits be granted to Director Kazuyuki Suzuki who will retire at the conclusion of this General Meeting of Shareholders, in consideration of his services to the Company, in amounts within a reasonable range based on the Company’s internal regulations. It is also proposed that the decisions as to the specific amounts of money, timing and method of payment be entrusted to the Board of Directors.

The career of the retiring Director is as follows:

Name	Career
Kazuyuki Suzuki	June 2009	Elected Director of the Company To the present